Exhibit 10.77

OPERATING AGREEMENT

OF

SHP-ARC II, LLC

A DELAWARE LIMITED LIABILITY COMPANY

TABLE OF CONTENTS

ARTICLE 1.	DEFINITIONS	2
1.1	Definitions	2
1.2	Exhibits	8

ARTICLE 2.	THE COMPANY	8
2.1	Formation of Limited Liability Company	8
2.2	Name of Company	8
2.3	Purpose of Company	8
2.4	Principal and Registered Office	8
2.5	Governing Law; Member Relations; Ownership of Property; Taxation as a Partnership	9
2.6	Further Assurances	9
2.7	No Individual Authority	9
2.8	No Restrictions	9
2.9	Neither Responsible for Other’s Commitments	10
2.10	Affiliates	10
2.11	(Intentionally Omitted.)	10
2.12	Representations by Members	10

ARTICLE 3.	TERM	10
3.1	Term	10

ARTICLE 4.	CAPITAL CONTRIBUTIONS OF THE MEMBERS	11
4.1	Capital Contributions of the Members	11
4.2	No Other Contributions	11
4.3	No Interest Payable	11
4.4	No Withdrawals	11
4.5	Additional Contributions.	11
4.6	Non-Failing Member Options	12
4.7	Change in Percentage Interest	13
4.8	Effect of Change of Percentage Interest	14

ARTICLE 5.	LOANS BY MEMBERS	14
5.1	Loans	14
5.2	Payment of Special Loan and Loans	15

ARTICLE 6.	MANAGEMENT OF THE COMPANY	15
6.1	Managing Committee	15
6.2	Bank Accounts	17
6.3	Reimbursement for Costs and Expenses	17
6.4	Fidelity Bonds and Insurance	17
6.5	Management Agreement	17
6.6	Annual Budgets	17
6.7	SHP’s Rights.	18
6.8	Indemnification	20
6.9	Operation as a REOC	21
6.10	Third Party Loans	21
6.11	Rights of SHP’s Member	21

ARTICLE 7.	BOOKS AND RECORDS, AUDITS, TAXES, ETC.	21
7.1	Books; Statements	21
7.2	Where Maintained	22
7.3	Audits	22
7.4	Objections to Statements	23
7.5	Tax Returns	23
7.6	Tax Matters Partner	24
7.7	Tax Policy	24
7.8	Section 754 Election	24
7.9	Capital Accounts.	24
7.10	Ownership Representation	25

ARTICLE 8.	FISCAL YEAR	25
8.1	Calendar Year	25

ARTICLE 9.	DISTRIBUTIONS AND ALLOCATIONS	26
9.1	Percentage Interests in Company	26
9.2	Certain Definitions	26
9.3	Cash Flow Distributions.	28
9.4	Allocation of Profits and Losses For Capital Account Purposes.	29
9.5	Distributed Property	31
9.6	Special Allocations	31
9.7	Allocations of Profits and Losses for Tax Purposes	33
9.8	Recapture and Investment Credits.	33

ARTICLE 10.	ASSIGNMENT AND OFFER TO PURCHASE	33
10.1	Transfers.	33
10.2	Other Assignments Void.	34
10.3	Sale of Entire Interest to Other Member; Buy-Sell.	34
10.4	Right of First Refusal for Sale of Entire Interest to Third Party.	36
10.5	Right of First Offer for Sale of Portfolio, Property or Properties.	37
10.6	Assumption by Assignee; Compliance with Legal Requirements Following Assignment; Option to Reduce Interest Being Sold.	40
10.7	General Transfer Provisions	41
10.8	Avoidance of Plan Violation	46

ARTICLE 11.	DISSOLUTION OR BANKRUPTCY OF A MEMBER	47
11.1	Dissolution or Merger	47
11.2	Bankruptcy, etc	47

ARTICLE 12.	DEFAULT	48
12.1	Defaults	48
12.2	Negation of Right to Dissolve by Will of Member	49
12.3	Non Exclusive Remedy	49

2

ARTICLE 13.	DISSOLUTION	49
13.1	Winding Up by Members	49
13.2	Winding Up by Liquidating Member	49
13.3	Offset for Damages	50
13.4	Distributions of Operating Cash Flow	50
13.5	Distributions of Proceeds of Liquidation	50
13.6	Orderly Liquidation	51
13.7	Financial Statements	51
13.8	Restoration of Deficit Capital Accounts	51
13.9	Intention of the Members	51

ARTICLE 14.	MEMBERS	52
14.1	Liability	52

ARTICLE 15.	NOTICES	52
15.1	In Writing; Address	52
15.2	Copies	53

ARTICLE 16.	MISCELLANEOUS	53
16.1	Additional Documents and Acts	53
16.2	Estoppel Certificates	54
16.3	Interpretation	54
16.4	Entire Agreement	54
16.5	References to this Agreement	54
16.6	Headings	54
16.7	Binding Effect	54
16.8	Counterparts	54
16.9	Confidentiality	54
16.10	Amendments	55
16.11	Exhibits	55
16.12	Severability	55
16.13	Forum	55
16.14	Assignment to Company	55
16.15	Broker’s Indemnity	56
16.16	Attorneys’ Fees	56
16.17	Prudential Affiliation	56

3

EXHIBITS

EXHIBIT	TITLE

A.	Legal Description

B.	Subsidiary

C.	Members' Percentage Interests and Initial Capital Contributions

D.	Initial Management Agreement

SCHEDULES

4.7	Percentage Interests Adjustment Example

4

OPERATING AGREEMENT
OF
SHP-ARC II, LLC

THIS OPERATING AGREEMENT OF SHP-ARC II, LLC (this “Agreement”) is entered into and shall be effective as of _____________________, 2005, by and between PIM SENIOR PORTFOLIO, LLC, a Delaware limited liability company (hereinafter referred to as “SHP”), and ARC EPIC HOLDING COMPANY, INC., a Tennessee corporation (hereinafter referred to as “ARC”), pursuant to the provisions of the Delaware Limited Liability Company Act (the “Act”). SHP and ARC are sometimes referred to herein collectively as the Members and individually as a Member.

R E C I T A L S

WHEREAS, American Retirement Corporation, a Tennessee corporation, did enter into that certain Purchase and Sale Agreement, dated as of September 8, 2005 (the “Purchase Agreement”), by and between Epoch SL VI, Inc., as Seller and American Retirement Corporation, as Buyer; and

WHEREAS, pursuant to the terms of the Purchase Agreement, American Retirement Corporation has the right to acquire eight (8) separate parcels of real estate, which are more particularly described on Exhibit A attached hereto and made a part hereof (each, a “Property” and, collectively, the “Properties”), together with the eight (8) assisted living senior housing retirement communities located on the Properties, commonly known as Epoch Assisted Living of Denver, Epoch Assisted Living of Las Vegas, Epoch Assisted Living of Minnetonka, Epoch Assisted Living of Overland Park, Epoch Assisted Living of Roswell, Epoch Assisted Living of Sun City West, Epoch Assisted Living of Tanglewood and Epoch Assisted Living of Ventana County (each, a “Project” and collectively, the “Projects” or the “Portfolio”); and

WHEREAS, American Retirement Corporation has obtained the consent of Epoch SL VI, Inc. to assign its rights under the Purchase Agreement to the Company; and

WHEREAS, the Company owns directly or indirectly one hundred percent (100%) of the interests in the limited liability companies and the limited partnership set forth on Exhibit B (each, a “Subsidiary” and, collectively, the “Subsidiaries”), which own and operate the Projects opposite their names on Exhibit B; and

WHEREAS, the Company has assigned all of its rights, title and interests in the Projects to the Subsidiaries which have each acquired fee simple title, respectively, to the Projects opposite their names on Exhibit B; and

WHEREAS, the parties desire to enter into this Agreement to form the Company, to provide for the Company to take an assignment of the Purchase Agreement from American Retirement Corporation and to set forth all the terms and conditions by which the Company will own, reposition, improve, operate, sell, finance and otherwise invest in and deal with the Subsidiaries, the Properties and the Projects, including all of the real estate aspects of the Projects.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements and covenants hereinafter contained, the Members hereby covenant and agree as follows:

ARTICLE 1.
DEFINITIONS

1.1  Definitions. The following terms shall have the following meanings when used herein:

Acceptable Person. Any person that is not (i) a tax exempt organization as defined in Section 501(c) of the Code, (ii) a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and the Treasury Regulations, (iii) a person whose direct or indirect participation in the Company would result in a Plan Violation, (iv) in default or in breach, beyond any applicable grace period, of its obligations under any material written agreement with SHP or which, directly or indirectly controls, is controlled by, or is under common control with a person that is in default or in breach, beyond any applicable grace period, of its obligations under any material written agreement with SHP, unless such default or breach has been cured by such person or waived in writing by SHP, or (v) a person that has been charged in any litigation with any violations of any statute pursuant to which there might be a civil or criminal forfeiture or has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed (based upon reputable media reports) to have substantial business or other affiliations with an organized crime figure, or which directly or indirectly controls, is controlled by, or is under common control with a person that has been charged in any litigation with any violations of any statute pursuant to which there might be a civil or criminal forfeiture or has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or which is an organized crime figure or is reputed (based upon reputable media reports) to have substantial business or other affiliations with an organized crime figure.

Act. The Delaware Limited Liability Company Act.

Adjusted Augmented Capital Account. As described in Section 9.4(c)(2).

Adjusted Capital Account. As described in Section 9.6(e).

Affiliate. With respect to any Member (corporate, individual, partnership, limited liability entity or otherwise, or the respective heirs, trustees, guardians, conservators, custodians, executors or administrators of any of them) or any person who is an immediate family member of any Member: any corporate owner or other owner (direct or indirect) of such Member; any pension plan of such Member; any corporation owned, directly or indirectly, by such Member or by a general partner in such Member; any partnership or other association the general partners in which are general partners in such Member; or any partnership of which such Member or the general partners in such Member either own, in the aggregate, greater than 50%, directly or indirectly, of the general partnership interest or are the managing general partner of such partnership. A person owns a corporation, for the purposes of this definition, when the person owns or beneficially owns more than 50% of the outstanding voting shares of the corporation with the full right to vote such stock.

Affiliate Agreement(s). As described in Section 12.1.

Agreement. As described in the opening paragraph.

Alternative Offer. As described in Section 10.5(c).

Annual Capital Budget. As described in Section 6.6(b).

Annual Operating Budget. As described in Section 6.6(a).

Approved Financial Statement. As described in Section 7.4.

ARC’s Initial Contribution. As described in Section 4.1.

ARC’s Lender List. As described in Section 6.7(b).

Augmented Capital Account. As described in Section 9.4(a).

Augmented Members’ Capital. As described in Section 9.4(c)(1).

Book Basis. With respect to any asset of the Company, the adjusted basis for federal income tax purposes of such asset, except that in the case of any asset contributed to or owned by the Company on the date of a revaluation of the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv), “Book Basis” shall mean the fair market value of such asset on the date of the contribution or revaluation as subsequently adjusted (e.g., for depreciation or amortization in accordance with federal income tax principles).

Capital Account. As described in Section 7.9.

Capital Contributions. Each Member’s initial contribution as set forth in Section 4.1 and each additional contribution made pursuant to Article 4 or as elsewhere specified in this Agreement.

Cash Purchase Price. As defined in Section 10.3(a).

Cash Selling Price. As defined in Section 10.3(a).

Closing Date. As described in the Purchase Agreement, the date on which each of the Subsidiaries takes title to a Project.

Code. The Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

Committee. As described in Section 6.1.

Company. SHP-ARC II, LLC.

Company Minimum Gain. As described in Section 9.2(d).

Default Price. As described in Section 13.2(c).

Defaulting Member. As described in Section 12.1.

Demand Notice. As described in Section 13.2(b).

Deposit. As described in Section 10.5(a).

Effective Date. The date this Agreement shall be signed by all of the Members.

Entire Interest. As described in Section 10.3(a).

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

Excess Amount. As described in Section 7.4.

Excess Member. As described in Section 7.4.

Extraordinary Cash Flow. As described in Section 9.2(b).

Failing Member. As described in Section 4.6.

Finance Proposal Notice. As described in Section 6.7(b).

Financing Commitment Notice. As described in Section 6.7(b).

Governmental Plan. As defined in Section 3(32) of ERISA.

Improvements. Means all improvements, of whatsoever kind, located on the Project.

Indemnitee. As defined in Section 10.1(c).

Initial Financing. As described in Section 6.7(b).

Initial Property Manager. Means ARC Management, LLC, a Tennessee limited liability company.

Initial Management Agreement. As described in Section 6.5.

Initiating Member. As described in Section 10.3(a).

Initiating Member Deposit. As described in Section 10.3(a).

IRR. Means a referenced interest rate that, when used as a discount rate, causes (i) the net present value (as of the date of this Agreement) of the aggregate distributions made to SHP or ARC, as the case may be, by the Company pursuant to Sections 9.3(a), 9.3(b), and 13.5, from the date of this Agreement through the computation date in question, to equal (ii) the net present value of SHP’s Initial Contribution (as of the date of this Agreement), or ARC’s Initial Contribution (as of the date of this Agreement), as the case may be, plus any Additional Capital Contributions made by SHP or ARC, as the case may be, after the date of this Agreement (as of the date so made) through the applicable computation date. For purposes of this definition, net present value shall be determined using monthly compounding periods and any Capital Contributions by and distributions to the applicable party during a month shall be deemed to occur on the first day of such month.

Initial Subsidiary Property Manager. Means ARC Management, LLC, a Tennessee limited liability company.

Initial Subsidiary Management Agreement. As described in Section 6.5.

Liquidating Member. The Member in sole charge of winding up the Company and having the powers described in Section 13.2.

Loan. Any loan made by any Member to the Company.

Loss. As described in Section 9.2(c).

Major Capital Event. One or more of the following: (i) sale of all or any part of or interest in Company or any Subsidiary property (including the Properties), exclusive of sales or other dispositions of tangible personal property in the ordinary course of business; (ii) placement and funding of any indebtedness, other than Loans, of the Company or any Subsidiary secured by some or all of their assets with respect to borrowed money, excluding short term borrowing in the ordinary course of business and any purchase money financing to acquire tangible personal property incurred in the ordinary course of business; (iii) condemnation of all or any material part of or interest in a Subsidiary’s Property through the exercise of the power of eminent domain; or (iv) any casualty, failure of title or otherwise of the Company’s or any Subsidiary’s property or any part thereof or interest therein that results in excess proceeds after restoration or repair.

Member(s). SHP and ARC, collectively, and either of them when the reference is singular, and their respective permitted successors in interest.

Member Nonrecourse Debt. As set forth in Section 1.704 2(b)(4) of the Regulations.

Member Nonrecourse Debt Minimum Gain. An amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704 2(i)(3) of the Regulations.

Member Nonrecourse Deductions. As set forth in Sections 1.704 2(i)(1) and 1.704 2(i)(2) of the Regulations.

Nondefaulting Member. As described in Section 12.1.

Non Failing Member. As described in Section 4.6.

Nonrecourse Deductions. As described in Section 9.2(e).

Nonrecourse Liability. As set forth in Section 1.704 2(b)(3) of the Regulations.

Notice of Default. As described in Section 12.1.

Notice of Intention. As described in Section 4.6.

Notice to Finance. As described in Section 4.5(a).

Offeror. As described in Section 10.4(a).

Operating Cash Flow. As described in Section 9.2(a).

Operating Pro Forma. As described in Section 6.6(a).

Other Member. As described in Section 10.3(a).

Percentage Interest. As described in Section 9.1.

Plan Violation. A transaction, condition or event that would:

(i)       constitute a violation of ERISA; or

(ii)      constitute a violation of any applicable state statutes regulating investments of and fiduciary obligations with respect to any Governmental Plan.

Portfolio. As described in the Recitals.

Prime Rate. As described in Section 5.1.

Priority Capital Contribution. As described in Section 4.6.

Profit. As described in Section 9.2(c).

Projects. As described in the Recitals.

Properties. As described in the Recitals.

Purchase Agreement. As described in the Recitals.

Qualified Income Offset Amount. As described in Section 9.6(e).

Receiving Member. As described in Section 10.4(a).

Receiving Member’s Deposit. As described in Section 10.4(b).

Regulations or Treasury Regulations. The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Remaining Percentage Interest. As described in Section 10.7(j).

Sale. Means any transaction resulting in the sale or disposition of any Property.

Sale Proposal. As described in Section 10.5(a).

Selling Member. As described in Section 10.4(a).

SHP’s Lender List. As described in Section 6.7(b).

SHP’s Initial Contribution. As described in Section 4.1.

Special Loan. As described in Section 4.6.

Specified Value. As described in Section 10.3(a).

Subsequent Financing. The obtaining of new financing or a refinancing of the Initial Financing, whether secured or unsecured, by the Company on any Property.

Subsidiaries. As described in the Recitals.

Subsidiary Management Agreements. As described in Section 6.5.

Subsidiary Property Manager. Means, from time to time, any person or entity named as the property manager under the then-current Subsidiary Management Agreements.

Termination Notice. As described in Section 10.3(a).

Third Party Loans. Any loans to the Company or to any Subsidiary, other than those made by a Member or an Affiliate of a Member.

TMP. As described in Section 7.6.

Transfer. As described in Section 10.1(a).

Unreturned Capital Contributions. With respect to each Member, the aggregated amount of all Capital Contributions made to the Company by such Member, reduced by all distributions previously made to such Member pursuant to Section 9.3(b)(1), Section 9.3(b)(2), or Section 13.5(d).

The definitions in this Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “person” includes individuals, partnerships, corporations, trusts, and other associations. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.2  Exhibits. The exhibits to this Agreement are incorporated herein by reference as if fully set forth herein.

ARTICLE 2.
THE COMPANY

2.1  Formation of Limited Liability Company. The Members hereby form a limited liability company (the “Company”) pursuant to the provisions of the Act. The terms and provisions hereof will be construed and interpreted in accordance with the Act.

2.2  Name of Company. The Company will be conducted under the name “SHP-ARC II, LLC”. The Committee shall have the power to change the name of the Company at any time.

2.3  Purpose of Company. The purpose of the Company is to carry on the business of purchasing, owning, repositioning, operating, managing, improving, repairing, renting, mortgaging, refinancing, selling, conveying and otherwise dealing with the Properties through the Subsidiaries and all the activities of the Projects reasonably related thereto including, without limitation, making all decisions with respect to the real estate operations of the Properties. Except as permitted by this Section 2.3, the Company shall not engage in any other business. In furtherance of the foregoing purposes, but expressly subject to the other provisions of this Agreement, the Company is empowered to enter into contracts containing agreements to arbitrate disputes to the extent such contracts are approved by the Committee. The Company is authorized to take any legal measures which will assist it in accomplishing its purpose or benefit the Company.

2.4  Principal and Registered Office. The principal office of the Company shall initially be at the offices of ARC at 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027, or such other place as the Members may from time to time determine. The registered agent and the registered address, respectively, of the Company shall be Corporation Service Company, 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808. The Members may elect to change the Company’s registered agent and the Company’s registered and principal offices by complying with the relevant requirements of the Act.

2.5  Governing Law; Member Relations; Ownership of Property; Taxation as a Partnership. Except as is expressly herein provided to the contrary, the business, affairs, administration and termination of the Company shall be governed by the Act, but, to the extent permitted thereby, shall not be governed by any amendments to such law that become effective subsequent to the date of this Agreement and that would only be applicable to the Company absent a provision in this Agreement to the contrary, unless such amendments are adopted as amendments to this Agreement pursuant to Section 16.10. The foregoing notwithstanding, the Members’ duties and obligations to one another under circumstances not provided for in the Act or this Agreement shall be the same as partners in a partnership governed by the relevant provisions of the Delaware Uniform Partnership Act and the case law interpreting such act. In no event shall the previous sentence be construed or applied in such a manner to cause the Company to be treated as a partnership for any purpose other than the determination of the Members’ respective duties and obligations to one another. The interest of each Member in the Company shall be personal property for all purposes. All real and other property owned by the Company shall be deemed owned by the Company as a company and no Member, individually, shall have any ownership interest in any real or other property owned by the Company. The Members shall use the Company’s assets solely for the benefit of the Company. No assets of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member. Notwithstanding anything in this Section 2.5 to the contrary, the Members intend that the Company shall at all times be operated in such a manner that it will be taxed as a partnership for federal and state income tax purposes.

2.6  Further Assurances. The Members will execute whatever certificates and documents, and will file, record and publish such certificates and documents, which are required to form and operate a limited liability company under the laws of the State of Delaware. The Members will also execute and file, record and publish, such certificates and documents as they, upon advice of counsel, may deem necessary or appropriate to comply with other applicable laws governing the formation and operation of a limited liability company, including, without limitation, any certificates and documents required to qualify the Company to do business in the States where the Properties are located.

2.7  No Individual Authority. Except as otherwise expressly provided in this Agreement, neither Member acting alone shall have any authority to act for, undertake or assume any obligations or responsibility on behalf of the other Member or the Company.

2.8  No Restrictions. Nothing contained in this Agreement shall be construed so as to prohibit either Member or any firm or corporation controlled by or controlling such Member or any other Affiliate of a Member from owning, operating, or investing in any real estate or real estate development not owned or operated by the Company, wherever located. Each Member agrees that the other Member, any Affiliate or any director, officer, employee, partner or other person or entity related to either thereof may engage in or possess an interest in another business venture or ventures of any nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property and senior living communities, and neither the Company nor the Members shall have any rights by virtue of this Agreement in and to said independent ventures or to the income or profits derived therefrom.

2.9  Neither Responsible for Other’s Commitments. Neither the Members nor the Company shall be responsible or liable for any indebtedness or obligation of the other Member incurred either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, debts or obligations incurred pursuant to the terms of this Agreement, and each Member indemnifies and agrees to hold the other Member and the Company harmless from such obligations and debts, except as aforesaid.

2.10  Affiliates. Any and all activities to be performed by SHP hereunder may be performed by officers or employees of one or more Affiliates of SHP, provided that all actions taken by such persons on behalf of SHP in connection with this Agreement shall be binding upon SHP.

2.11  (Intentionally Omitted.)

2.12  Representations by Members. Each Member represents and warrants to the other Member that (i) its execution and delivery of this Agreement, its initial capital contribution to the Company and the acquisition and development of the Properties by the Company have been duly authorized by all necessary action and do not require the consent or approval of any third party, that has not been obtained, (ii) it has all necessary power with respect thereto, (iii) the consummation of such transactions will not (and with the giving of notice or lapse of time or both would not) result in a breach or violation of, or a default or loss of contractual benefits under its charter, by-laws or agreement of partnership, any agreement by which it or any of its properties is bound, or any statute, regulation, order or other law to which it or any of its properties is subject, or give rise to a lien or other encumbrance upon any of its properties or assets, (iv) this Agreement is a valid and binding agreement on the part of such Member, enforceable in accordance with its terms, subject to applicable debtor relief laws, and (v) such Member is not a foreign person as that term is defined in Section 1445 of the Code.

ARTICLE 3.
TERM

3.1  Term. Unless otherwise terminated or extended by the Committee, the existence of the Company shall commence on the Effective Date and shall continue until the first to occur of the following:

(a)  December 31, 2050; or

(b)  Acquisition of all of one Member’s interest by the other; or

(c)  The sale or other disposition of all or substantially all of the Properties and distribution of the proceeds therefrom, other than to a nominee or trustee of the Company for financial or other business purposes; provided, however, that such sale or other disposition shall not terminate the existence of the Company if such sale or other disposition is financed by the Company and the Members elect to continue the Company’s existence; or

(d)  Dissolution of the Company pursuant to the express provisions of Article 10, 11, 12 or 13; or

(e)  The occurrence of any event or circumstance that would cause the dissolution of the Company under the Act.

ARTICLE 4.
CAPITAL CONTRIBUTIONS OF THE MEMBERS

4.1  Capital Contributions of the Members. On or before the Effective Date, the Members of the Company will make Capital Contributions to the Company of cash as set forth on Exhibit C hereto. The amount of cash contributed by each Member shall be credited to such Member’s Capital Account. The amount shown on Exhibit C shall be ARC’s Initial Contribution and SHP’s Initial Contribution.

4.2  No Other Contributions. Except as expressly required by this Article 4, neither Member shall have any obligation to make any additional contribution to the Company, nor to advance any funds thereto.

4.3  No Interest Payable. Except as otherwise provided herein, no Member shall receive any interest on its contributions to the capital of the Company.

4.4  No Withdrawals. The capital of the Company shall not be withdrawn, except as hereinafter expressly stipulated.

4.5  Additional Contributions.

(a)  Capital Expenses.

(1)  Unanimous Committee Approval. If the Committee unanimously decides that a Subsidiary is in need of additional funding for capital improvements not contemplated in the then-effective Annual Capital Budget for such Subsidiary (as defined in Section 6.6(b)), the Committee shall amend the Annual Capital Budget to account for such capital improvements, and if the revenue generated from the operation of such Subsidiary’s Project is not sufficient to pay for such capital improvements, the Committee shall cause a Notice to Finance to be given to each Member stating the total additional funding required. Within ten (10) days following the date upon which a Notice to Finance is given, each of the Members shall contribute to the Company, as additional Capital Contributions, an amount determined by multiplying that Member’s Percentage Interest by the required additional funding amount, and the Company shall contribute such Capital Contributions to the Subsidiary to be used for the capital improvements needed for such Subsidiary’s Project.

(2)  Non Unanimous Committee Approval. If the Committee cannot unanimously agree to engage in any capital improvement not then contemplated in an Annual Capital Budget for a Subsidiary, either Member shall have the right to give to the other Member a Notice to Finance. If, within ten (10) days following the date upon which such Notice to Finance is given, the other Member does not contribute its portion (based upon the scale set forth in the immediately preceding subparagraph) of the funds necessary to engage in such capital improvement, the Member desiring to engage in such capital improvement for such Subsidiary shall have the right (but not the obligation) to fund one hundred percent (100%) of the costs associated with the design and construction of such capital improvement for such Subsidiary as an additional Capital Contribution and such funded amount shall be treated as a Capital Contribution for all purposes under this Agreement. Upon receipt of such Capital Contributions, the Company shall contribute such funds to the Subsidiary to be used for the capital improvements needed for such Subsidiary’s Project. Notwithstanding the foregoing to the contrary, no Member may engage in any capital improvement that materially alters the character or scope of a Project, absent the unanimous approval of the Committee.

(b)  Operating Expenses. If the Committee unanimously determines that a Subsidiary is in need of additional funding for payment of any operating expenses of such Subsidiary and operating costs of such Subsidiary for the balance of such Subsidiary’s then-current calendar year or, if less than six (6) months remain in the current calendar year, the subsequent calendar year, the Committee shall cause a Notice to Finance to be given to each Member stating the total additional funding required. Within ten (10) days following the date upon which such a Notice to Finance is given, each of the Members shall contribute to the Company, as additional Capital Contributions, an amount determined by multiplying that Member’s Percentage Interest by the required additional funding amount, and the Company shall contribute such Capital Contributions to the Subsidiary for the benefit of such Subsidiary’s operation.

Any and all funds contributed by the Members pursuant to this Section 4.5 shall be credited to their Capital Accounts and treated as Capital Contributions for all purposes of this Agreement.

4.6  Non-Failing Member Options. If a Member fails to contribute an amount equal to the entire amount required to be contributed by it within ten (10) days after a Notice to Finance is given, as provided in Section 4.5(a)(1) or Section 4.5(b) (the “Failing Member”), and if the other Member (the “Non Failing Member”) makes its proportionate contribution within such ten (10) day period, so notifying the Failing Member in writing, and the Failing Member fails fully to remedy its failure to contribute within an additional ten (10) days thereafter (the “Notice of Intention”), then the Non-Failing Member may, in its sole discretion, but shall have no obligation to do any of the following (it being the intention that none of the following shall be exclusive of any other remedy):

(a)  Withdraw from the Company its most recent proportionate contribution made pursuant to Section 4.5(a)(1) or Section 4.5(b), in which case the Company shall promptly repay the amount of such withdrawn contribution to the Non-Failing Member, or

(b)  make a loan to the Company (a “Special Loan”) in an amount equal to the sum of (i) the contribution which the Failing Member failed to make pursuant to Section 4.5(a)(1) or Section 4.5(b), and (ii) the contribution made by the Nonfailing Member, in which case the contribution made by the Nonfailing Member shall be deemed instead of a Capital Contribution to be part of the funds advanced in connection with making such Special Loan. If made, a Special Loan shall bear interest and be payable upon the terms described in Article 5 and any accrued interest shall be considered to be part of such Special Loan for all purposes, or

(c)  make an additional contribution to the Company not in excess of the amount the Failing Member was to have contributed (a “Priority Capital Contribution”), or

(d)  not withdraw its most recent proportionate contribution made pursuant to Section 4.5(a)(1) or Section 4.5(b) and not make a Special Loan or an additional contribution to the Company as described immediately above, or

(e)  commence the dissolution of the Company pursuant to Articles 12 and 13.

4.7  Change in Percentage Interest. If either Member makes a Priority Capital Contribution pursuant to Section 4.6, that amount together with each timely Capital Contribution made by the Non Failing Member pursuant to Section 4.5(a)(1) or Section 4.5(b), shall be credited to the Capital Account of the Non Failing Member for all purposes of this Agreement, in which case the Non Failing Member’s Percentage Interest in the Company shall be increased by the percentage by which (A) the quotient (rounded to the nearest one hundredth, but not greater than ninety nine per cent (99%)) obtained by dividing (I) a sum equal to (x) the Non Failing Member’s total Unreturned Capital Contributions immediately before the making of additional Capital Contributions pursuant to the Notice of Intention, plus (y) the sum of (1) the additional Capital Contribution made by the Non Failing Member pursuant to Section 4.5(a)(1) or Section 4.5(b), and (2) the product of the Priority Capital Contribution made by the Non Failing Member multiplied by one and one half (1.5), by (II) the sum of both Members’ Unreturned Capital Contributions immediately after such contributions, exceeds (B) if SHP is the Non Failing Member, 80%, and if ARC is the Non Failing Member, 20%. In turn, the Failing Member’s Percentage Interest in the Company shall simultaneously be reduced to a percentage equal to one hundred percent (100%), less the Non Failing Member’s new Percentage Interest in the Company, as calculated pursuant to the preceding clause of this Section 4.7 (as illustrated by the example set forth on and attached as Schedule 4.7).

4.8  Effect of Change of Percentage Interest. If the Percentage Interests of the Members are changed pursuant to the operation of Section 4.7 above or any of the other terms of this Agreement during any calendar year, the amounts of all items to be credited, charged or distributed to such Members for such entire calendar year in accordance with their respective Percentage Interest in the Company shall be allocated to the portion of such calendar year which precedes the date of such change (and if there shall have been a prior change in such calendar year, which commences on the date of such prior change) and to the portion of such calendar year which occurs on and after the date of such change (and if there shall be a subsequent change in such calendar year, which precedes the date of such subsequent change), in proportion to the number of days in each such portion, and the amounts of the items so allocated to each such portion shall be credited, charged or distributed to such Members in proportion to their respective Percentage Interest in the Company during each such portion of the calendar year in question. For purposes of this Section 4.8, the first calendar year shall commence on the date of this Agreement and shall end on December 31 of the year in which this Agreement is dated.

ARTICLE 5.
LOANS BY MEMBERS

5.1  Loans. Neither Member shall be obligated to lend any money to the Company or to any Subsidiary and the Members may not require a Loan to be made. Except as provided in Section 6.7, and except for Special Loans made pursuant to Section 4.6, the Company and each Subsidiary shall not borrow any money without the approval of the Committee. If, following such approval, either or both Members or an Affiliate of either Member shall lend any money to the Company or to any Subsidiary, such Special Loan or Loan, as the case may be shall not be considered a capital contribution of such Member and shall not increase the Capital Account or Percentage Interest of such Member or entitle it to any increase in its share of the distributions of the Company. Each Special Loan or Loan made by either Member or any Affiliate thereof to the Company or to any Subsidiary on behalf of the Company shall be an obligation of the Company, provided that (i) neither Member shall be personally obligated to repay the Special Loan or Loan or to make any contribution to the capital of the Company to enable the Company to repay the Special Loan or Loan, and (ii) the Special Loan or Loan shall be payable or collectible only out of the assets of the Company. All Special Loan or Loans shall be unsecured and shall bear interest at the market rate then in effect as determined by the Committee. All Special Loans made pursuant to Section 4.6 shall bear interest at the rate of 5% per annum above the prime rate published in The Wall Street Journal (the “Prime Rate”) from time to time, compounded annually, while such Special Loans are outstanding. If The Wall Street Journal ceases to publish the Prime Rate, the Committee shall reasonably determine a substitute method for determining the Prime Rate. In no event shall the rate of interest on a Loan exceed the highest rate permitted by law for the lender which, if exceeded, could subject the lending Member or an Affiliate to penalties or forfeiture of all or any part of the interest or principal; such rate of interest on a Loan shall automatically be reduced to the highest level permitted without violating any such law.

5.2  Payment of Special Loan and Loans. Subject to the other provisions of this Section 5.2, all Operating Cash Flow and Extraordinary Cash Flow (but without deduction for payment of interest or principal on Special Loan or Loans ) shall, to the extent of available cash, be applied and paid monthly, first to the payment of accrued interest on any Special Loans, then to the payment of principal of any Special Loans, then to the payment of accrued interest on any Loans, and then to the payment of principal of any Loans, before any distribution is made to a Member as stipulated in Article 9. If at any time Special Loans by both Members shall be outstanding, and if the aggregate balances, including accrued interest, of such outstanding Special Loans made by the respective Members shall not be in the proportion of the respective Percentage Interests of the Members, then payment shall be made only upon the Special Loan of the Member whose Special Loan balance, including accrued interest, is disproportionately high, until the balances (including interest) payable on the respective Member’s Special Loans to the Company shall be in the ratio of the respective Percentage Interests of the Members. If at any time Loans by both Members shall be outstanding, and if the aggregate Loan balances, including accrued interest, of such outstanding Loans made by the respective Members shall not be in the ratio of the respective Percentage Interests of the Members, then payment shall be made only upon the Loan of the Member whose Loan balance, including accrued interest, is disproportionately high, until the balance (including interest) payable on the respective Members’ Loans to the Company shall be in the ratio of the Members’ respective Percentage Interests. When the amounts of the Special Loan and/or Loan balances (including interest), as the case may be, of the respective Members are in the ratio of the Percentage Interests of the respective Members, all payments of interest on and repayments of the principal of such Special Loans or Loans shall be pro rata in accordance with the remaining balance (including interest) of each of the Special Loans or Loans.

ARTICLE 6.
MANAGEMENT OF THE COMPANY

6.1  Managing Committee. The Members shall have responsibility for the management, supervision and control of the Company through its managing committee (the “Committee”), which shall be responsible for the establishment of policy and operating procedures respecting the business affairs of the Company and its Subsidiaries in its good-faith business judgment. No action shall be taken, nor shall obligations be incurred or amounts expended (other than in accordance with any Annual Capital Budget or any Annual Operating Budget which has been approved by the Committee), by the Company without the unanimous consent of the members of the Committee, except to the extent expressly provided herein or otherwise delegated by the Committee. The day to day operations of the Projects shall be managed by the Initial Subsidiary Property Manager or another Subsidiary Property Manager acceptable to the Committee, pursuant to the terms, conditions and limitations set forth in the Subsidiary Management Agreements. The Committee shall at all times consist of four (4) members, two (2) of whom shall be appointed by SHP, and two (2) by ARC.

Each Member may appoint an alternate for each member appointed by it to the Committee, who shall have all the powers of the Committee member in his absence or inability to serve. Each Member shall have the power to remove any member or alternative member of the Committee appointed by it by delivering written notice of such removal to the Company and to the other Member in the manner required by Section 15.1. Vacancies on the Committee shall be filled by the Member that appointed the Committee member previously holding the position which is then vacant.

Each Committee member shall be entitled to cast one (1) vote with respect to any decision made by the Committee, provided that the members who are actually present at a meeting of the Committee shall be entitled to cast the vote of the member not present who was appointed by the same Member as the member casting the vote.

The Committee shall meet at least semiannually, upon thirty (30) days’ written notice to all members, at the offices of the Company or by conference call with the results confirmed in writing or by facsimile (unless such meeting shall be waived by all members thereof), or, in the event of an emergency, on the call of any two (2) Committee members upon two (2) business days’ notice to all Committee members by telephone, electronic mail, telex, telecopy or telegraph. An agenda for each meeting shall be prepared in advance by the Members in consultation with each other. Three (3) members of the Committee shall constitute a quorum. Except as specifically set forth herein to the contrary where certain rights are granted to individual Members, the casting of four (4) concurring votes shall be required for all actions of the Committee except adjournment (which shall only require a majority of the votes present), and four (4) concurring votes shall constitute the approval by the Committee of the matter being considered and shall be binding on the Company and the Members for all matters, including, without limitation, financing, refinancing, sale of some or all of the Company’s assets and dissolution of the Company. The Committee may act without a meeting if the action taken is unanimously approved in advance in writing by the Committee members. The Committee shall cause written minutes to be prepared of all actions taken by the Committee and shall deliver a copy thereof to each member of the Committee within seven (7) days after the date of the meeting. Such minutes shall be prepared by one of the members appointed by ARC. Each Subsidiary has four (4) officers designated by the Committee. The Committee may change the designations of any officers of any Subsidiary upon the unanimous consent of the Committee. All the officers of each Subsidiary shall be entitled to execute leases, resident agreements and service contracts on behalf of the Subsidiary (and/or may delegate such signing authority to the Initial Property Manager) so long as such documents are consistent with the then current approved Annual Operating Budget but the officers of such Subsidiary may not otherwise execute any documents on behalf of the Subsidiary without the unanimous approval of the Committee; provided, however, that the officers designated by SHP as its representatives to each Subsidiary (initially John Dark and Noah Levy) may execute any and all documents on behalf of the Subsidiary to take actions which SHP, in its capacity as a member, has the sole and exclusive right to undertake pursuant to the provisions of Section 6.7 of this Agreement; provided, further, that Todd Kaestner has been authorized to execute closing documents on behalf of the Company with respect to the initial acquisition of the Portfolio and the obtaining of the Initial Financing.

6.2  Bank Accounts. The Company will maintain separate bank accounts in such banks as the Committee may designate exclusively for the deposit and disbursement of all funds of the Company. All funds of the Company shall be promptly deposited in such accounts. The Committee from time to time shall authorize signatories for such accounts.

6.3  Reimbursement for Costs and Expenses. Subject to the terms of Section 6.5, the Committee will fix the amounts, if any, by which the Company will reimburse each Member for any costs and expenses incurred by such Member on behalf and for the benefit of the Company or any of its Subsidiaries; provided, however, that except as otherwise provided herein or in any separately-executed agreement relating to the business and operation of the Company or any of its Subsidiaries, no overhead or general administrative expenses of any person or entity anyone other than the Company itself shall be allocated to the operation of the Company, and no salaries, fees, commissions or other compensations shall be paid by the Company to any Affiliate of any Member or to any partner, officer or employee of either Member or its Affiliates for any services rendered to the Company, except as may be expressly provided herein or by other written agreement approved by the Committee.

6.4  Fidelity Bonds and Insurance. The Committee on behalf of each Subsidiary shall cause each Subsidiary Property Manager (including, without limitation, the Initial Subsidiary Property Manager) to obtain fidelity bonds with reputable surety companies, covering all persons having access to the such Subsidiary’s funds and indemnifying such Subsidiary against loss resulting from fraud, theft, dishonesty and other wrongful acts of such persons. Each Subsidiary shall carry or cause to be carried on its behalf, in companies acceptable to the Committee all property, liability and worker’s compensation insurance as shall be required under applicable mortgages, leases, agreements, and other instruments and statutes or as may be required by the Committee or in accordance with risk management guidelines agreed upon by the Committee. The expense of such fidelity bond shall be paid by the respective Subsidiary Property Managers (including, without limitation, the Initial Subsidiary Property Manager), but the cost of the insurance shall be an expense of each Property.

6.5  Management Agreement. On or about the date of this Agreement, each Subsidiary will enter into a management agreement (each an “Initial Subsidiary Management Agreement”) with Initial Subsidiary Property Manager, in the form and containing the provisions of Exhibit D hereto attached and made a part hereof, providing that Initial Subsidiary Property Manager will, subject to the Company’s direction, manage the day-to-day operation of the Subsidiary’s Project, as an independent contractor, for the compensation and term specified therein. Should such Initial Subsidiary Management Agreement terminate for any reason, each Subsidiary will enter into an agreement for management of the Property with an operator or operators satisfactory to the Company (a “Subsidiary Property Manager”). Such Initial Subsidiary Management Agreement or any other management agreement entered into by the Company after the termination or expiration of such Initial Subsidiary Management Agreement, as the same may be amended or restated from time to time, is referred to herein as the “Subsidiary Management Agreement”.

6.6  Annual Budgets. The annual operating budget for each Project and the annual capital expenditures budget for each Project will be approved subject to the following terms:

(a)  Annual Operating Budget. So long as each Project is performing such that (i) the aggregate, gross level of revenues for that Project are meeting or exceeding the operating pro forma approved by SHP on or before December 15, 2005 (the “Operating Pro Forma”) and (ii) the aggregate, gross level of expenses for that Project are equal to or less than the Operating Pro Forma, the current Annual Operating Budget must be approved by unanimous consent of the Committee. To the extent that the applicable Project is performing such that either the aggregate, gross revenues or aggregate gross expenses for that Project are not equal to or better than the Operating Pro Forma, SHP shall have the right to unilaterally approve any proposed annual operating budget. Any annual operating budget as approved pursuant to this Section 6.6(a) is referred to as the “Annual Operating Budget.”

ARC shall prepare and deliver to SHP, on or before ninety (90) days prior to the expiration of the then current fiscal year, a proposed Annual Operating Budget for each Project for the upcoming fiscal year. The exact form of the Annual Operating Budget shall be agreed upon by ARC and SHP but shall include, without limitation, reasonably detailed and itemized estimates of all projected income and expenses of such Subsidiary for the upcoming fiscal year (except items included in the proposed Annual Capital Budget), and specifically including reserves and working capital for such Subsidiary and a detailed leasing report describing all vacant units within the Project, the square footage of each vacant unit and the total square footage of all vacating units within the Project. To the extent that the Annual Operating Budget for a particular Project is not approved prior to the commencement of the fiscal year to which such budget is to relate, the Annual Operating Budget for such Subsidiary for the prior fiscal year, plus a three percent (3%) increase for each line item contained in such budget, shall be utilized in connection with the operation of such Property.

(b)  Annual Capital Budget. On or before ninety (90) days prior to the expiration of the then current fiscal year, ARC shall deliver to SHP, along with the proposed Annual Operating Budget for each Project, a proposed Annual Capital Budget for each Project for the upcoming fiscal year. Approval of the annual capital budget (the “Annual Capital Budget”) must be made by the unanimous consent of the Committee. If the Committee cannot unanimously agree upon the Annual Capital Budget for a particular Project for any year, there shall be no Annual Capital Budget for such Project for such year and the provisions of Section 4.5(a) shall govern capital improvements to such Project during such year. To the extent that funds are reserved for items set forth in the Annual Capital Budget for a particular Project and are not spent in a given year for which the Annual Capital Budget for such Project relates, the funds will be carried over into a separate reserve account for future use on items included within a future Approved Capital Budget for such Project, but may not be used for any other purpose. This separate reserve account will be held by, or on behalf of, SHP for the benefit of the applicable Subsidiary.

6.7  SHP’s Rights.

(a)  Notwithstanding anything to the contrary in this Article 6, SHP, in its capacity as a Member, and not in a representative capacity, shall have the sole and exclusive right, without the approval of the Committee, to cause or permit the Company to do or perform the following:

(1)  from and after November 1, 2007 and subject to the provisions of Section 10.5, to cause the entire Portfolio or any one of the Properties or any group of the Properties to be sold or to market the Portfolio;

(2)  subject to Section 6.7(b), to cause the Company or a Subsidiary to incur debt financing for the entire Portfolio or any one of the Properties or any group of the Properties on terms determined by SHP;

(3)  subject to Section 6.7(b), to cause the Company to refinance any loan obtained by the Company or a Subsidiary pursuant to the foregoing Section 6.7(a)(2), or put in place at the time of the Company’s acquisition of the Properties;

(4)  to exercise any of the Company’s rights to terminate an Initial Subsidiary Management Agreement (or any subsequent Subsidiary Management Agreement) and to cause a Subsidiary to enter into a Subsidiary Management Agreement with a new Subsidiary Property Manager; provided, however, that the Subsidiary’s right to terminate the Initial Subsidiary Management Agreement, without cause, upon thirty (30) days prior notice, as provided in Section 12.2(e) of the Initial Subsidiary Management Agreement, may be exercised only by unanimous agreement of the Members;

(5)  (Intentionally Omitted);

(6)  (Intentionally Omitted); and

(7)  to determine whether and to what extent the Property should be repaired or restored in the event of (i) a loss by fire or other casualty, if the estimated costs of repair or restoration (as determined by the Company’s property insurance carrier) exceed $7,500,000.00, or (ii) a condemnation of any portion of a Property, the fair market value of which (as determined by an experienced, reputable M.A.I. appraiser selected by the Committee), exceeds $7,500,000.00.

(b)  SHP and ARC have agreed to obtain financing for the Projects, as of the Closing, in the original principal amount of $85,000,000.00, from Merrill Lynch Capital pursuant to the terms of that certain Credit and Security Agreement, dated ________, 2005 (“Initial Financing”). If SHP determines to refinance a Property pursuant to Section 6.7(a)(2) or 6.7(a)(3), SHP shall deliver a notice to ARC (a “Finance Proposal Notice”) of SHP’s intent, which notice shall include the proposed terms of such refinancing and a list of the lenders from which SHP intends to seek such refinancing (“SHP’s Lender List”). While SHP is trying to obtain such refinancing from a lender, ARC may concurrently seek alternatives to SHP’s proposed refinancing from other lenders provided ARC has delivered a notice to SHP of ARC’s intent, which notice shall include a list of the lenders from which ARC intends to seek such refinancing (“ARC’s Lender List”). ARC shall not, without the unanimous prior written approval of the Committee, have any authority to bind the Company or any Subsidiary to any loan commitment. ARC’s Lender List shall not include any of the lenders included in SHP’s Lender List. The Members shall coordinate their efforts to assure that ARC does not approach prospective lenders which are on SHP’s Lender List and SHP does not approach prospective lenders which are on ARC’s Lender List.

When SHP has determined the actual refinancing structure it wishes to obtain and has identified the lender willing to provide such refinancing, SHP shall deliver a second notice to ARC (a “Financing Commitment Notice”) setting forth the terms of such refinancing and the identity of such lender. If (i) ARC notifies SHP within ten (10) days after ARC’s receipt of the Financing Commitment Notice that ARC has identified an alternative lender which will provide refinancing on the same or better terms as that proposed by SHP (including loan amount, term, amortization schedule, interest rate, prepayment penalties and participation features) at a lower cost and which will not result in a Plan Violation; and (ii) SHP, in SHP’s sole and absolute discretion, determines that the refinancing from the alternative lender identified by ARC will provide comparable refinancing on the same or better terms as that proposed by SHP, including operation and ownership constraints, and that the Company or a Subsidiary, as the case may be, will be able to obtain such refinancing within the time parameter determined by SHP, then SHP and ARC shall pursue such refinancing from such alternative lender, otherwise SHP shall be free to proceed to close the refinancing outlined in the Financing Commitment Notice. Notwithstanding anything to the contrary set forth hereinabove, neither Member shall have the right, without the other Members consent, to seek any refinancing which: (i) is recourse to the other Member; (ii) is convertible or includes any participating mortgage structure (i.e., a mortgage which grants to the mortgagee an equity interest or an option to convert some or all of the debt into an equity interest); (iii) commits the other Member to relinquish any of its equity in the Company or dilute its Percentage Interest or its interest in any item of income, loss or cash; or (iv) will result in such Property having a debt service coverage ratio (as of the date of the closing of the refinancing) of less than 1.25 to 1. As used above, the term Debt Service Coverage Ratio shall mean the ratio of (x) the Subsidiary’s annualized cash flow (including both Operating Cash Flow and Extraordinary Cash Flow and based upon the four calendar months immediately preceding the date the new refinancing will be closed) prior to the payment of debt service of the Subsidiary to (y) the annual debt service payable under all outstanding debt of the Subsidiary (excluding Loans and Special Loans) immediately after funding of the new refinancing, including debt service on such financing or refinancing.

6.8  Indemnification. Neither Member shall be liable to the Company or to the other Member for any act performed or omitted to be performed by the Member in connection with Company business, unless the Member’s course of conduct was in breach of this Agreement or constituted fraud, unauthorized acts, bad faith, willful misconduct or gross negligence. A Member shall defend and indemnify the Company and the other Member against, and hold it and them harmless from, any loss, damage, claim, judgment, cost, expense or liability, including reasonable attorneys’ fees, incurred or sustained by the Company or the other Member or either of them by reason of the indemnifying Member’s fraud, bad faith, willful misconduct, gross negligence, unauthorized acts or breach of this Agreement. The Company shall defend and indemnify each Member against, and hold it and them harmless from, any loss, damage, claim, judgment, cost, expense or liability, including reasonable attorneys’ fees, incurred or sustained by the Member by reason of any act performed by it on behalf of the Company or in furtherance of the Company’s interests other than by fraud, bad faith, willful misconduct, gross negligence, unauthorized acts or breach of this Agreement. The Company shall defend and indemnify any person executing the original Certificate of Formation against, and hold such person harmless from, any loss, damage, claim, judgment, cost, expense or liability, including reasonable attorneys’ fees, incurred or sustained by such person by reason of having prepared or filed the original Certificate of Formation or his status as the organizer of the Company, except to the extent of such person’s fraud, bad faith, willful misconduct or gross negligence.

6.9  Operation as a REOC. The Committee shall conduct the activities of the Company so as to qualify the Company as a “real estate operating company” (“REOC”) within the meaning of 29 C.F.R. §2510.3-101 (the “Plan Assets Regulation”). The “annual valuation period” of the Company for purposes of qualifying as a REOC under the Plan Assets Regulation shall be the 90-day period commencing on each Anniversary Date (as defined below) unless the Company pre-specifies an earlier annual valuation period in accordance with the Plan Assets Regulation. “Anniversary Date” means each anniversary of the Company’s first investment other than a short-term investment pending long-term commitment.

6.10  Third Party Loans. Notwithstanding anything to the contrary in this Agreement, each Member’s rights under the Agreement shall at all times be subject to the terms and conditions of any Third Party Loan, and neither Member (a) shall take, or fail to take, any action that would conflict with any material term or condition of any Third Party Loan or cause a default or event of default under any Third Party Loan, or (b) shall cause the Company to take, or fail to take, any action that would conflict with any material term or condition of any Third Party Loan or cause a default or event of default under any Third Party Loan.

6.11  Rights of SHP’s Member. ARC hereby acknowledges that the sole member of SHP, acting in such capacity, shall have the right to direct all actions, make all decisions and exercise all rights of SHP under this Agreement.

ARTICLE 7.
BOOKS AND RECORDS, AUDITS, TAXES, ETC.

7.1  Books; Statements. In addition to the establishment and maintenance of Capital Accounts pursuant to Section 7.9, the Company shall keep such other books and records as the Committee shall determine. The books and records shall be prepared in accordance with generally accepted accounting principles consistently applied. Except where specifically provided for in this Agreement, the Committee shall determine the methods to be used in the preparation of financial statements.

Following the Effective Date of the Agreement:

(a)  each Subsidiary shall prepare or cause to be prepared, by the Subsidiary Property Manager for the Company’s approval and in accordance with the terms of the Subsidiary Management Agreement, a statement setting forth the calculation of Operating Cash Flow for such Subsidiary for each period of time, but not less often than quarterly, at the end of which the Company is to make periodic distributions of Operating Cash Flow as provided in Section 9.3, and the Company shall furnish a copy of such cash flow statement to each Member within fifteen (15) days after the end of such period;

(b)  no later than the twenty fifth (25th) day of each month during the term of this Agreement, each Subsidiary shall prepare, or cause to be prepared by the Subsidiary Property Manager, and shall submit to the Company, an accrual basis balance sheet for such Subsidiary dated as of the end of the preceding month, together with an accrual basis profit and loss statement for such Subsidiary for the calendar month next preceding with a cumulative calendar year accrual basis profit and loss statement to date, and a statement of change in each Member’s Capital Account with respect to such Subsidiary’s operations for the preceding month and year to such date; and

(c)  as soon as practicable, but no later than ninety (90) days, after the end of each fiscal year of the Company, a general accounting and audit shall be taken and made by independent certified public accountants of recognized standing, selected by the TMP in accordance with Section 7.6 and retained by the Company, which accounting and/or audit shall cover the assets, properties, liabilities and net worth of the Company and its Subsidiaries, and their dealings, transactions and operations during such fiscal year, and all matters and things customarily included in such accountings and audits, and a full, detailed certified statement shall be furnished to each Member showing on an accrual basis the assets, liabilities, properties, net worth, profits, losses, net income, Unrecovered Capital Contributions, Priority Capital Contributions, Operating Cash Flow, Extraordinary Cash Flow, changes in the financial condition of the Company and the Subsidiaries for such fiscal year and each Member’s capital in the Company together with a full and complete report of the audit scope and audit findings in the form of a management audit report with an internal control memorandum.

7.2  Where Maintained. The books, accounts and records of the Company shall be at all times maintained at its principal office. If requested by the Company, the Subsidiary Property Manager shall, pursuant to the terms of its Subsidiary Management Agreement, keep and maintain such books, accounts and records, and its only payment for doing so shall be the fees paid under the Subsidiary Management Agreement. The Committee may, at any time, transfer the responsibility for keeping and maintaining such Company books and records to another party if it determines that the Company may recognize cost savings by doing so.

7.3  Audits. Either Member may, at its option and at its own expense, conduct internal audits of the books, records and accounts of the Company and its Subsidiaries. Audits may be on either a continuous or a periodic basis, or both, and may be conducted by employees of either Member, or an Affiliate of either Member, or by independent auditors retained by the Company or by either Member.

7.4  Objections to Statements. Each Member shall have the right to object to the statements described in Sections 7.1(a), (b) and (c) by giving notice in writing to the other Member within thirty (30) days after such statements are received by each Member, indicating in reasonable detail the objections of such Member and the basis for such objections. If either Member shall fail to give such notice within said thirty (30) day period, such statements and the contents thereof shall, in the absence of fraud or willful misconduct by the other Member or the independent certified public accountants certifying the statements, be deemed conclusive and binding upon such party so failing to give such written notice, subject, in the case of the statements provided for in Sections 7.1(a) and (b), to the audit provided for in Section 7.1(c). Objections to any statement and any disputes concerning the findings of, and questions raised as the result of, audits of the Company’s or any Subsidiary’s books shall be settled by the Committee.

Upon approval or deemed approval of the statement described in Section 7.1(c) (the “Approved Financial Statement”), a comparison shall be made of the actual Operating Cash Flow to the Operating Cash Flow distributed pursuant to Section 9.3. To the extent that the Company has made a distribution to a Member (the “Excess Member”) in excess of the amount which the Excess Member should have received based on a distribution of Operating Cash Flow set forth in the Approved Financial Statement, the Excess Member shall recontribute to the Company, within fifteen (15) days after the creation of the applicable Approved Financial Statement, the excess amount (the “Excess Amount”) received by it. The Company shall then distribute such Excess Amount (1) first, to any Member who received a distribution less than such Member should have received based on the distribution of Operating Cash Flow set forth in the Approved Financial Statement, an amount equal to such deficiency and (2) second, to the extent of the remaining Excess Amount, in accordance with Section 9.3.

7.5  Tax Returns. The Company shall be treated and shall file its tax returns as a partnership for Federal, state, municipal and other governmental income tax and other tax purposes. The Company shall prepare or cause to be prepared, on an accrual basis, all Federal, state and municipal partnership tax returns required to be filed by it or by any of its Subsidiaries. Unless otherwise determined by the Committee, such tax returns shall be prepared by independent certified public accountants selected pursuant to Section 7.6, who shall sign such returns as income tax preparers (as defined in Section 7701(a)(36) of the Code). The Company shall submit the returns to each Member for review and approval no later than thirty (30) days prior to the due date of the returns, but in no event later than March 15th of each year. Each Member shall notify the other Member(s) upon receipt of any notice of tax examination, tax deficiency or tax adjustment of the Company by Federal, state or local authorities.

7.6  Tax Matters Partner. ARC shall be the tax matters partner (“TMP”), as defined in Section 6231 (a)(7) of the Code, with respect to operations conducted by the Company during the period that ARC is a Member. The TMP shall comply with the requirements of Section 6221 through 6232 of the Code. The TMP shall have the authority, in its reasonable discretion, to select and appoint independent certified public accountants to prepare tax returns and annual audited financial statements for the Company and its Subsidiaries, the expense of which shall be borne by the Company. Notwithstanding the foregoing, prior approval of the Committee shall be required to extend the statute of limitations for any federal income tax matters or to proceed with respect to the contest of any federal income tax matters in any forum other than the United States Tax Court.

7.7  Tax Policy. The Company shall make any and all tax accounting and reporting elections and adopt such procedures as the Committee, in its reasonable judgment, may determine.

7.8  Section 754 Election. At the request of a Member, the Company shall make and file a timely election under Section 754 of the Code (and a corresponding election under applicable state or local law) in the event of a transfer of an interest in the Company permitted hereunder or the distribution of property to a Member. Any adjustments resulting from such an election shall be reflected in the Capital Accounts of the Members only to the extent provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m). Any Member or transferee first requesting an election hereunder shall reimburse the Company for reasonable out of pocket expenses incurred by the Company in connection with such election, including, without limitation, any legal or accountants’ fees; thereafter, each transferee shall reimburse such expenses with respect to adjustments under Section 743 of the Code in the proportion which the interest of each transferee bears to the sum of the interests of all transferees; the Company shall bear the expenses of any adjustments under Section 734 of the Code.

7.9  Capital Accounts.

(a)  There shall be established on the books of the Company a single capital account (the “Capital Account”) for each Member. The opening balance of each Member’s Capital Account shall be equal to each Member’s Initial Contribution as set forth in Section 4.1 of this Agreement.

(b)  The Capital Account of each Member (regardless of the time or manner in which such Member’s interest was acquired) shall be maintained in accordance with the rules of Section 704(b) of the Code and the Treasury Regulations thereunder (including particularly Section 1.704-1(b)(2)(iv) of the Regulations). Adjustments shall be made to the Capital Accounts for all distributions and allocations (other than allocations pursuant to Section 9.6) as required by the rules of Section 704(b) of the Code. In general, a Capital Account shall be:

(1)  increased by (i) the amount of money contributed by the Member to the Company (including the amount of any Company liabilities that are assumed by such Member other than in connection with the distribution of Company property and including any amounts contributed to the Company pursuant to Section 7.4), (ii) the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) except as provided in Section 7.9(b)(3) and Section 7.9(b)(4), allocations to the Member of Company profits and gain for federal income tax purposes (or items thereof), including profits and gain exempt from taxation;

(2)  decreased by (i) the amount of money distributed to the Member by the Company (including the amount of such Member’s individual liabilities that are assumed by the Company (other than in connection with contributions of property to the Company) and including any amounts distributed to such Member by the Company pursuant to Section 7.4), (ii) the fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to Section 752 of the Code), (iii) allocations to the Member of expenditures of the Company not deductible in computing the Company’s taxable income and not properly chargeable to capital, and (iv) except as provided in Section 7.9(b)(3) and Section 7.9(b)(4), allocations to the Member of Company loss and deduction for federal income tax purposes (or items thereof);

(3)  where Section 704(c) of the Code applies to Company property, adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) as to allocations to the Members of depreciation, depletion, amortization and gain or loss, as computed for book purposes with respect to such Company property; and

(4)  except as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), computed without regard to any election under Section 754 of the Code which may be made by the Company.

If there is a transfer of all or a part of an interest in the Company by a Member, the Capital Account of the transferor that is attributable to the transferred interest shall carry over to the transferee of such Member.

7.10  Ownership Representation. Each Member represents and warrants to the Company and to the other Members that it is a U.S. person as that term is defined under Section 7701(a)(30) of the Code.

ARTICLE 8.
FISCAL YEAR

8.1  Calendar Year. The fiscal year of the Company shall be the calendar year, unless (subject to obtaining consent of the Internal Revenue Service) the Members shall hereafter in writing agree otherwise.

ARTICLE 9.
DISTRIBUTIONS AND ALLOCATIONS

9.1  Percentage Interests in Company. Except as otherwise expressly provided in this Agreement, the percentage interest of the respective Members in the Company shall be as follows:

SHP	80%
ARC	20%

The percentage interest of each Member, which is subject to the preferred and priority rights provided for herein, is hereinafter called such Member’s “Percentage Interest”.

9.2  Certain Definitions. The following terms shall have the following meanings when used herein:

(a)  “Operating Cash Flow” shall mean the net income or loss of the Company or a Subsidiary, as applicable, for the fiscal period in question, as determined by the Committee in accordance with generally accepted accounting principles, taking into account all of the income and all of the operating expenses from all of the Properties or a Property, as applicable, and adjusted as follows:

(1)  Additions. There shall be added to such net income or subtracted from such loss, without duplication, the following items: (i) the amount charged during such period for depreciation, amortization or any other deduction not involving a cash expenditure, (ii) the amount of cash expenditures paid out of cash reserves during such period, to the extent that such expenditures were deducted in determining net income or loss, (iii) cash Capital Contributions to the Company or a Subsidiary, as applicable, during such period, excluding SHP’s Initial Contribution and ARC’s Initial Contribution, (iv) rental receipts, collection of receivables and other cash receipts during such period which were included in determining net income or loss in a prior accounting period, (v) the costs and expenses incurred by the Company or a Subsidiary, as applicable, during such period in connection with a Major Capital Event, to the extent deducted from gross income in the determination of net income or loss, except to the extent that net receipts of the Company or a Subsidiary, as applicable, from such Major Capital Event were insufficient to pay such costs and expenses, (vi) proceeds of short term borrowings in the ordinary course of business during such period, (vii) capital expenditures and other cash sums expended during such period for items deducted in determining net income or loss of the Company or a Subsidiary, as applicable, to the extent paid from proceeds of a Major Capital Event, and (viii) any amount during such period by which cash reserves previously established by the Committee in order to retain sufficient working capital in the Company or a Subsidiary, as applicable, or to properly reserve for actual or contingent obligations of the Company or improvements to the Properties or the Property, as applicable, have been reduced (other than through payment of expenditures described in clause (ii) above).

(2)  Deductions. There shall be subtracted from such net income or added to such loss, without duplication, the following items: (i) the amount of payments made on account of principal upon mortgage loans secured by Company or Subsidiary property, as applicable, and upon any other loans made to the Company or a Subsidiary, as applicable, other than Special Loans or Loans by Members, (ii) capital expenditures and any other cash sums expended during such period for items not deducted in determining net income or net loss of the Company or a Subsidiary, as applicable, except to the extent paid from the proceeds of a Major Capital Event, (iii) any amount included in determining net income or loss during the relevant accounting period but not received in cash by the Company or a Subsidiary, as applicable, (iv) the proceeds during such period of a Major Capital Event, to the extent included in determining net income or loss, (v) any amounts distributed during such period to the Members in payment of any guaranteed payment within the meaning of Section 707(c) of the Code, and any amounts paid to a Member during such period for services rendered other than in its capacity as a Member of the Company within the meaning of Section 707(a) of the Code, to the extent not previously taken into account as a deduction in determining net income or loss, (vi) the amount of principal and interest under then-outstanding Special Loans and Loans which are to be repaid to the Members making the same in accordance with Article 5, and (vii) any amount applied to establish, replenish or increase during such period cash reserves pursuant to a determination of the Committee that such reserve and the amount thereof is necessary or appropriate in order to retain sufficient working capital in the Company or a Subsidiary, as applicable, to properly reserve for other actual or contingent obligations of the Company or improvements to the Properties or the Property, as applicable, to properly reserve for capital expenditures, or to reserve for fixtures, furniture and equipment.

(b)  “Extraordinary Cash Flow” shall mean the net cash receipts of the Company or a Subsidiary, as applicable, from a Major Capital Event as reduced by (i) the costs and expenses incurred by the Company or a Subsidiary, as applicable in connection with such Major Capital Event, including title, survey, appraisal, recording, escrow, transfer tax and similar costs, brokerage expense and attorney and other professional fees, (ii) funds deposited in reserves pursuant to a determination of the Committee that such reserve and the amount thereof is required or appropriate to provide for actual or contingent obligations of the Company or a Subsidiary, as applicable, or improvements to the Property or Properties, as applicable, (iii) funds applied to pay or prepay any indebtedness of the Company or a Subsidiary, as applicable (including Special Loans and Loans from Members and interest thereon to be repaid in accordance with Article 5), in connection with such Major Capital Event , (iv) any amounts previously deducted in determining Operating Cash Flow and (v) amounts received from a condemnation or casualty which are used for reconstruction. To the extent that any amount received pursuant to a Major Capital Event has been set aside as a reserve for expenses relating to a Major Capital Event and the Committee thereafter determines that all or a portion of such amount is not required for such purposes, such amount shall be included in Operating Cash Flow when the Committee determines that it is no longer necessary or appropriate to retain such amount as a reserve. Any non cash consideration received pursuant to a Major Capital Event, including, without limitation, promissory notes or deferred payment obligations, shall only be deemed to be included in Extraordinary Cash Flow when received in cash by the Company or a Subsidiary, as applicable; provided, however, that, in the discretion of the Committee, such noncash assets may be distributed in kind to the Members, in lieu of cash, treating the fair market value of such non cash assets at the date of distribution as Extraordinary Cash Flow.

(c)  “Profit” or “Loss” shall mean, for each fiscal year, the net income or net loss of the Company for such fiscal year, as the case may be, including any items of income, gain, loss or deduction that are separately stated for purposes of Section 702(a) of the Code, as determined in accordance with federal income tax accounting principles as adjusted by Treasury Regulation Section 1.704-l(b)(2)(iv), provided that any item of income that is not subject to federal income taxation and any expenditure described in Section 705(a)(2)(B) of the Code or treated as an expense under Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), shall be taken into account. If the context requires, “Profit” or “Loss” may be used herein and such terms shall have meanings identical to those described earlier in this Section 9.1(c).

(d)  “Company Minimum Gain” shall mean the minimum amount of gain that would be recognized by the Company for federal income tax purposes if the Company disposed of property subject to non recourse liabilities (that is, liabilities for which no Member bears the economic risk of loss pursuant to Treasury Regulation 1.752-1(a)(2)) in full satisfaction and for the amount thereof, computed in accordance with Treasury Regulation Section 1.704-2(d).

(e)  “Nonrecourse Deductions”, pursuant to the provisions of Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c) of the Company for any taxable year, shall mean an amount equal to the excess, if any, of the net increase in the amount of the Company’s Minimum Gain during such year over the aggregate amount of any distributions during such year of proceeds of nonrecourse liability that are allocable to an increase in the Company’s Minimum Gain.

9.3  Cash Flow Distributions.

(a)  Operating Cash Flow. The Company shall distribute all Operating Cash Flow generated by all of the Subsidiaries for each calendar quarter during the term of the Company in which there is Operating Cash Flow based on the operating statements prepared by each of the Subsidiary Property Managers pursuant to the Subsidiary Management Agreements and approved by the Committee pursuant to Section 7.1(a), said distribution to be made not later than ten (10) days subsequent to the issuance of the operating statement for each such calendar quarter to the Members pro rata in accordance with their Percentage Interests.

(b)  Extraordinary Cash Flow. With respect to any Major Capital Event that occurs with respect to any one or more of the Subsidiaries, the Company shall distribute Extraordinary Cash Flow to the Members, within three (3) business days of the completion of a Major Capital Event as follows:

(1)  first, eighty percent (80%) to SHP and twenty percent (20%) to ARC until SHP and ARC receive payment in full for their Unreturned Capital Contributions;

(2)  second, to SHP until SHP has achieved an IRR of twelve and one-half (12.5%) on its Unreturned Capital Contributions;

(3)  third, to ARC until ARC has achieved an IRR of twelve and one-half percent (12.5%) on its Unreturned Capital Contributions;

(4)  fourth, eighty percent (80%) to SHP and twenty percent (20%) to ARC until SHP and ARC have achieved an IRR of fifteen percent (15%) on their Unreturned Capital Contributions; and

(5)  fifth, any remaining balance shall be distributed sixty percent (60%) to SHP and forty percent (40%) to ARC.

Notwithstanding the foregoing to the contrary, in the event that SHP, by exercising its authority under Section 6.7(a)(1), has caused the sale of (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties on or before November 1, 2010, distributions of Extraordinary Cash Flow shall be distributed within three (3) days of the completion of a Major Capital Event as follows:

(6)  first, eighty percent (80%) to SHP and twenty percent (20%) to ARC until SHP and ARC receive payment in full for their Unreturned Capital Contributions;

(7)  second, eighty percent (80%) to SHP and twenty percent (20%) to ARC until SHP and ARC have each achieved an IRR of fifteen percent (15.0%) on their Unreturned Capital Contributions; and

(8)  third, any remaining balance shall be distributed sixty percent (60%) to SHP and forty percent (40%) to ARC.

9.4  Allocation of Profits and Losses For Capital Account Purposes.

(a)  After giving effect to the allocations set forth in Sections 9.4(b) and 9.6 hereof, Profit or Loss for any fiscal year shall be allocated between the Members so that the Capital Account of each Member, increased by such Member’s “share of partnership minimum gain” and “share of partner nonrecourse debt minimum gain” (as so increased, a Member’s Capital Account is hereinafter referred to as such Member’s “Augmented Capital Account”), is, as nearly as possible, positive in the amount that would be distributed to such Member if the Company were to distribute an amount equal to any surplus in Augmented Members’ Capital between the Members pursuant to Section 9.3(b); provided, however, that no Loss shall be allocated to any Member for any fiscal year to the extent that such Loss would create or increase a deficit in such Member’s Adjusted Augmented Capital Account.

(b)  If, after giving effect to the allocations set forth in Section 9.6 hereof, an allocation of Profit or Loss (determined as though no items were allocable pursuant to this Section 9.4(b)) for any fiscal year would leave the Augmented Capital Account of any Member short of (less than) the amount that would be distributed to such Member under the hypothetical circumstances described in Section 9.4(a) above while leaving the Augmented Capital Account of the other Member above (more than) the amount that would be distributed to such other Member under such circumstances, then items of income or gain shall be allocated to the former Member, and items of loss or expense shall be allocated to the latter Member, until either (i) Profit or Loss (determined without regard to the items of income, gain, expense or loss allocated pursuant to this Section 9.4(b)) can be allocated so as to cause each Member’s Augmented Capital Account to equal the amount that would be distributed to such Member under the hypothetical circumstances described in Section 9.4(a) above, or (ii) there are no more items to allocate; provided, however, that no items of expense or loss shall be allocated to any Member for any fiscal year to the extent such time would create or increase a deficit in such Member’s Adjusted Augmented Capital Account.

(c)  For purposes of this Agreement:

(1)  “Augmented Members’ Capital” at the end of any year means the total amount of capital (assets minus liabilities) appearing on the Company’s balance sheet as computed for book purposes within the meaning of Section 7.9(b) (taking into account Profit or Loss and all items of income, gain, expense or loss for such year), increased by the amount of “partnership minimum gain” and “partner nonrecourse debt minimum gain” of the Company at the end of such year.

(2)  “Adjusted Augmented Capital Account” means, with respect to any Member as of the end of any fiscal year, such Member’s Augmented Capital Account (i) reduced by those anticipated allocations, adjustments and distributions described in Section 1.704-1(b)(2)(ii)(d)(4) (6) of the Treasury Regulations, and (ii) increased by any deficit in such Member’s Capital Account that such Member is deemed obligated to restore under Section 1.704-1(b)(2)(ii)(c) or the Treasury Regulations as of the end of such fiscal year.

(3)  All terms set off in quotation marks and not otherwise defined shall have the meanings ascribed to them in Section 1.704-2 of the Treasury Regulations.

(d)  It is the intention of the Members that allocations of Profits and Losses pursuant to this Section 9.4 shall result in a Capital Account balance for each Member at least equal to the total amount of Operating Cash Flow and Extraordinary Cash Flow which would be distributed to such Member under Section 9.3(a) and 9.3(b) if such distribution were made without regard to Capital Account balances. To the extent the foregoing allocations do not accomplish this result, the Committee will allocate or reallocate Profits and Losses (including allocations of gross income or gain and gross deductions or losses) differently than expressly provided herein, if permitted under the Code and applicable Treasury Regulations, so as to achieve such result as closely as possible (including filing amended income tax returns for prior years).

9.5  Distributed Property. Notwithstanding the foregoing provisions of Article 9, upon the distribution of property to a Member, for the purposes of computing Profits and Losses, such property shall be treated as if it had been sold for its fair market value on the date of such distribution.

9.6  Special Allocations. The following special allocations shall be made in the following order:

(a)  Nonrecourse Deductions shall be allocated among the Members in accordance with their Percentage Interests.

(b)  For purposes of determining the Members’ respective shares of nonrecourse liabilities of the Company under Treasury Regulations Section 1.752-3, each Member’s “percentage interest in partnership profits” shall be equal to such Member’s Percentage Interest.

(c)  Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article 9, if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 9.6(c) is intended to comply with the minimum gain chargeback requirement in Section 1.704 2(f) of the Regulations and shall be interpreted consistently therewith.

(d)  Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article 9, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 9.6(d) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(e)  The allocation contained in this Section 9.6(e) is intended to be a “qualified income offset” as defined in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) on the date hereof and shall be interpreted in a manner consistent with such regulation. Notwithstanding the provisions of Section 9.6(e), a Member shall not be allocated Losses or deductions if such allocation would cause or increase a deficit balance in such Member’s Adjusted Capital Account (as defined below) as of the end of the calendar year to which such allocation relates. Any such Losses or deductions that would have been allocated to such Member but for the preceding sentence shall, to the extent permitted by this Section 9.6(e), be allocated to the other Member. In addition, if in any taxable year, a Member unexpectedly receives an adjustment, allocation or distribution that exceeds offsetting increases to such Member’s Adjusted Capital Account in such taxable year (other than increases pursuant to this Section 9.6(e)), then such Member shall be allocated gross income equal to the “Qualified Income Offset Amount”. The Qualified Income Offset Amount is an amount equal to the amount by which zero exceeds a Member’s Adjusted Capital Account. If in any taxable year to which this Section 9.6(e) applies the items of gross income of the Company are less than the amount of the Qualified Income Offset Amounts for all of the Members to which this Section 9.6(e) applies, then each Member to which this Section 9.6(e) applies shall be allocated a pro rata amount of gross income, and in subsequent taxable years each of such Members shall be allocated gross income, equal to the amount which, when added to the allocations to such Member pursuant to this Section 9.6(e) in prior taxable years, will equal the Qualified Income Offset Amount applicable to such Member for such prior taxable year and for such subsequent taxable years. A Member’s “Adjusted Capital Account” shall mean such Member’s Capital Account (i) reduced for distributions that, as of the end of the taxable year, reasonably are expected to be paid to such Member to the extent that such distributions exceed offsetting increases to such Member’s Capital Account that reasonably are expected to occur during (or prior to) the taxable years in which such distributions reasonably are expected to be made (other than increases resulting from allocations pursuant to Section 9.6(c)) and (ii) increased for (a) the amount of such Member’s share of Company Minimum Gain, (b) the amount of such Member’s Nonrecourse Debt Minimum Gain and (c) such Member’s future obligations to contribute to the Company (if any). For purposes of determining the amount of expected distributions and expected Capital Account increases, the Book Basis will be presumed to be the fair market value of Company property.

(f)  Any Member Nonrecourse Deductions for any taxable year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)  Any special allocations of items of income, gain, loss or deduction pursuant to this Section 9.6 (including such allocations as have been made in the past as well as such allocations as are reasonably expected to be made in the future) shall be taken into account for the purpose of equitably adjusting subsequent allocations of items of income, gain, loss or deduction so that the net allocations, in the aggregate, allocated to each Member pursuant to this Article 9, and the Capital Accounts of each Member, shall to the extent possible without violating the constraints set forth in Section 9.4 and this Section 9.6, be the same as if no special allocations had been made under this Section 9.6.

9.7  Allocations of Profits and Losses for Tax Purposes. For federal tax purposes, in accordance with Section 704(c) of the Code and any regulations thereunder, gain with respect to any property which may be contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company and the fair market value at the time of contribution.

9.8  Recapture and Investment Credits.

(a)  Investment tax credits, if any, shall be allocated to the Members in accordance with their respective Percentage Interests.

(b)  Any recapture of depreciation deductions or investment tax credits shall be allocated to the Member to whom (or to the predecessors in interest of whom) were allocated the prior depreciation deductions or investment tax credits, as the case may be.

ARTICLE 10.
ASSIGNMENT AND OFFER TO PURCHASE

10.1  Transfers.

(a)  Neither Member, nor any permitted assignee or successor in interest of either Member, may sell, assign, give or otherwise transfer (collectively, “Transfer”) its interest in the Company, or any part thereof, except as provided in this Article 10. Neither Member, nor any permitted assignee or successor in interest of either Member, may pledge, hypothecate or encumber its interest in the Company, or any part thereof, without the prior written consent of the other Member (which consent may be withheld or denied in the sole and absolute discretion of the other Member). Except as provided in Sections 10.1(d), 10.1(e), 10.6(c) or 10.7(i) and for the limited purpose described therein, neither Member shall have the right to Transfer less than all of its Entire Interest.

(b)  Transfer by SHP of its Entire Interest in the Company to an Affiliate shall be a Transfer permitted under this Article 10 and SHP shall not be required to obtain the consent of, nor offer the interest to be transferred to, ARC. A Transfer by ARC of its Entire Interest in the Company to an Affiliate shall be a Transfer permitted under this Article 10 and ARC shall not be required to obtain the consent of, nor offer the interest to be transferred to, SHP; provided that such Affiliate is at least 51% owned by Acceptable Persons who have the right to control such Affiliate.

(c)  In the event of a termination of the Company within the meaning of Section 708 of the Code because of the dissolution of or a Transfer of any interest in a Member or an entity owning directly or indirectly a beneficial interest in a Member or a Transfer of a Member’s interest in the Company, such Member shall indemnify the other Member (the “Indemnitee”) and hold the Indemnitee harmless for, from and against any and all net adverse federal, state or local tax consequences (including any diminution or delay in any depreciation, recovery or amortization deductions and any and all penalties, interest, expenses and taxes on payments made pursuant to this Section 10.1(c)) which the Indemnitee shall sustain as a result of such termination.

(d)  Without regard to the restrictions imposed by this Article 10 (excepting the obligation set forth in Section 10.1(c)), SHP may transfer or allocate all or part of its interest in the Company to any separate account formed by The Prudential Insurance Company of America pursuant to the provisions of Section 17B:28-7 N.J.S.A.

(e)  If either Member shall transfer a portion of its interest in the Company, as provided in Section 10.3 or 10.5(d) that, together with other interests in the Company Transferred during the preceding 12 months, represents more than a 49% interest in the total profits and capital of the Company, such Transfer, at either Member’s option, shall be effected so as to avoid a termination of the Company for federal income tax purposes under Section 708(b)(1)(B) of the Code, and for that purpose the Members agree to negotiate modifications to this Agreement in good faith.

(f)  It shall be a condition precedent to any Transfer permitted under Section 10.1(b) that the transferee shall have executed and delivered to the Members an agreement in form and substance satisfactory to them to the effect that the transferee agrees to be bound by all of the terms and conditions of this Agreement, and that the transferee is acquiring an interest in the Company subject thereto.

10.2     Other Assignments Void.

(a)  Any purported transfer of an interest in the Company not otherwise permitted by this Article 10 shall be null and void and of no effect whatsoever.

(b)  Subject to the provisions of Section 10.1(c), ARC shall not, without the prior written consent of SHP, which may be granted or withheld in SHP’s sole and absolute discretion, transfer, pledge, convey or encumber any of the interest in ARC or in the Initial Property Manager to any person who is not an Acceptable Person or to any entity controlling interest of which is not owned by an Acceptable Person.

10.3     Sale of Entire Interest to Other Member; Buy-Sell.

(a)  Either Member (the “Initiating Member”) may, at any time from and after November 1, 2007, give the other Member (the “Other Member”) a written notice (the “Termination Notice”) setting forth (i) the value (“Specified Value”) which the Initiating Member places on all the assets of the Company, (ii) the selling price, which must consist wholly of cash (the “Cash Selling Price”), for the Initiating Member’s entire equity interest in the Company (“Entire Interest”) and (iii) the purchase price, which must consist wholly of cash (the “Cash Purchase Price”), for the Other Member’s Entire Interest in the Company. The Cash Selling Price and the Cash Purchase Price specified in the Termination Notice shall be the amounts determined by a reputable independent  certified  public accountant  (computed  at  the  Initiating  Member’s  expense)  that  the  Initiating  Member and the Other Member would receive (excluding repayments of Special Loans and Loans) if the Company were to liquidate all of its assets at the

Specified Value and the Company were to dissolve and distribute the proceeds of liquidation (in accordance with the procedures and priorities stated in Article 13) effective as of the date of the Termination Notice. The calculation of the amounts a Member would receive in exchange for its Entire Interest in the Company, if the Company were to dissolve, liquidate its assets and distribute the liquidation proceeds effective as of the date of the Termination Notice, shall be made in accordance with the provisions of Section 13.5; provided, however, that, in making such calculation, it shall be assumed that no reserves are required pursuant to Section 13.5(b) with respect to contingent liabilities and no deduction from the hypothetical liquidation proceeds shall be made with respect to transfer and other taxes. The Termination Notice shall be accompanied by an earnest money deposit in an amount equal to 5% of the Cash Purchase Price (said amount, together with any interest earned thereon, being hereinafter called the “Initiating Member’s Deposit”).

(b)  The Other Member shall, on or before the date that is ninety (90) days after the date of receipt of the Termination Notice, either accept the offer to sell the Other Member’s Entire Interest to the Initiating Member, or accept the offer of the Initiating Member to sell the Initiating Member’s Entire Interest to the Other Member. If the Other Member elects to accept the Initiating Member’s offer to sell the Initiating Member’s Entire Interest, its notice of such election shall be accompanied by (i) the return of the Initiating Member’s Deposit and (ii) its own earnest money deposit in an amount equal to 5% of the Cash Selling Price (said amount, together with any interest earned thereon, being hereinafter called the “Other Member’s Deposit”). If the Other Member fails to respond to the Termination Notice within such ninety (90) day period, the failure to respond shall be deemed the Other Member’s election to accept the offer of the Initiating Member to purchase the Entire Interest of the Other Member in accordance with the Termination Notice.

(c)  Funding of the purchase and sale pursuant to this Section 10.3 shall occur on the date which is not later than ninety (90) days after the Other Member’s election or deemed election pursuant to Section 10.3(b), or at such other time as may be otherwise agreed to in writing by the Other Member and the Initiating Member. The closing shall occur at the office of SHP’s counsel, unless otherwise agreed by the Members. The Initiating Member’s Deposit or the Other Member’s Deposit, as the case may be, shall be credited against the total purchase price for the Entire Interest being purchased pursuant to this Section 10.3; provided, however, if the closing shall fail to occur because of a default by the purchasing Member, the selling Member shall have the right, as its exclusive remedy, to retain the earnest money deposit as liquidated damages, it being agreed that in such instance such selling Member’s actual damages would be difficult, if not impossible, to ascertain.

(d)  In connection with the sale of one Member’s Entire Interest to the other Member pursuant to this Section 10.3, all of the provisions of Section 10.7 shall be applicable to such sale.

10.4  Right of First Refusal for Sale of Entire Interest to Third Party.

(a)      Either Member may, at any time from and after November 1, 2007, sell its Entire Interest in the Company to a third party, provided such Member shall comply with the provisions of this Section 10.4. If such Member shall receive from a third party (the “Offeror”) a bona fide, arm’s-length offer (the “Offer”), in writing, signed by the Offeror setting forth all the material terms of the Offer, for the purchase, without financing contingency, on a date set forth in such Offer (which shall be no less than ninety (90) nor more than one hundred eighty (180) days after the Other Member’s receipt of the Offer), of such Member’s Entire Interest, then the Member who shall have received such Offer (the “Selling Member”) shall within thirty (30) days after receipt thereof, if it wishes to accept the Offer, forward a true copy thereof to the other Member (the “Receiving Member”) together with reasonable information as to the identity of the Offeror, its partners or directors, officers and controlling shareholders.

(b)      If the Selling Member has forwarded a copy of the Offer to the Receiving Member, the Receiving Member may, within forty-five (45) days after receiving a copy of the Offer, elect one of the three following options:

(1)      notify the Selling Member that the Receiving Member has no objection to the Selling Member accepting the Offer, in which event the Selling Member may sell its Entire Interest to the Offeror upon the terms and conditions contained in the Offer; or

(2)      notify the Selling Member of the Receiving Member’s election to purchase the Selling Member’s Entire Interest upon the same terms and conditions contained in the Offer except as to hour and place of closing, and except that the purchase price must consist wholly of cash. Such notification shall be accompanied by an earnest money deposit in an amount equal to 5% of the price payable pursuant to this Section 10.4(b)(2) (said amount, together with any interest earned thereon, being hereinafter called the “Receiving Member’s Deposit”). Notice of election to purchase shall be addressed to the Selling Member and shall set forth the hour and place of closing which, unless the Members shall otherwise agree, shall be at the office of SHP’s counsel, during usual business hours on a date not less than forty (40) nor more than sixty (60) days from the date of the giving of the notice of election to the Selling Member. The Receiving Member’s Deposit shall be credited against the total purchase price for the Entire Interest being purchased pursuant to this Section 10.4; provided, however, that if the closing shall fail to occur because of a default by the Receiving Member, the Selling Member shall have the right, as its exclusive remedy, to retain the Receiving Member’s Deposit as liquidated damages, it being agreed that in such instance such Selling Member’s actual damages would be difficult, if not impossible, to ascertain; or

(3)      notify the Selling Member that the Receiving Member objects to the Offeror becoming a member in the Company.

If the Receiving Member shall not have given written notice to the Selling Member, as described in subsections (1), (2) or (3) above, within such forty-five (45) day period, the Receiving Member shall be deemed to have exercised the option provided in subsection (3) above.

(c)      If the Receiving Member gives notice to the Selling Member, within the required forty-five (45) day period objecting to the Offeror becoming a member in the Company (or is deemed to object due to its failure to respond within such forty-five (45) day period), then the Selling Member shall have the right and option (to be exercised by written notice to such effect within forty-five (45) days after the earlier of the date the Selling Member shall have received such written objection from the Receiving Member in the manner provided in Section (b) above or the expiration of the original forty-five (45) day period without response by the Receiving Member) to either:

(1) reject the Offer in which case the terms of this Agreement shall remain in effect and continue to be binding on the Members; or

(2) sell or assign its Entire Interest to the Offeror upon the terms submitted in the Offer, in which case, subject to the provisions of Section 10.7, the Offeror shall become a Member; provided, however, that such sale or assignment to the Offeror shall give the Receiving Member the option, to be exercised within forty-five (45) days after receipt by the Receiving Member of such sale or assignment (notice of which shall be given by the Selling Member to the Receiving Member within ten (10) days following the effective date of the sale or assignment) to dissolve the Company pursuant to Article 13 and, in the event of such dissolution, such Receiving Member shall be the Liquidating Member.

(d)      In connection with the sale of one Member’s Entire interest to the other Member pursuant to this Section 10.4, all of the provisions of Section 10.7 shall be applicable to such sale, except that for the purposes of this Section 10.4, the date the Receiving Member receives a copy of the Offer from the Selling Member shall be the governing date referred to in Sections 10.7(e) and (f), rather than the date of giving of the Termination Notice.

(e)      Whether or not any transaction contemplated by the foregoing provisions of this Section 10.4 is consummated pursuant to the provisions of the Offer (and any modifications thereto which provide only for an increased price or more favorable terms to the Selling Member), all the provisions of this Section 10.4 shall apply to any subsequent offer or offers.

10.5  Right of First Offer for Sale of Portfolio, Property or Properties.

(a)  SHP may, at any time from and after November 1, 2007, require the sale by the Company of (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties to a third party purchaser for not less than the amount, and upon such terms (including a closing date), as SHP may propose in a notice (“Sale Proposal”) to ARC.

(b)  Within ninety (90) days after receiving the copy of the Sale Proposal, ARC shall notify SHP that either:

(1)  ARC is agreeable to the sale of (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, by the Company to a third party purchaser in accordance with the terms set forth in the Sale Proposal (in such event ARC’s election to permit such sale shall be binding upon ARC for one (1) year) and during such one (1) year period the Company shall make every reasonable effort to effect such sale to a third party as evidenced by a letter of interest (or at SHP’s election, a letter of intent or purchase agreement) to be executed within such one (1) year period, with closing to occur within one hundred twenty (120) days after the execution of the letter of interest (or letter of intent or purchase agreement, as the case may be) and SHP shall have the right, but not the obligation, to conduct and perform all marketing of (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, on behalf and at the expense of the Company during such one (1) year period), or

(2)  ARC both objects to such Sale Proposal and elects to purchase (a “Purchase Election Notice”) (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, from the Company, for a total price equal to (i) the total price set forth in the Sale Proposal, less (ii) an amount equal to the outstanding mortgages or liens, if any, encumbering (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, proposed in the Sale Proposal to be and actually assumed, and otherwise upon terms and conditions substantially similar to, and no less advantageous to the Company than, those set forth in the Sale Proposal; provided, however, that the purchase price to be paid by ARC for (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, shall consist wholly of cash. ARC’s objection and Purchase Election Notice shall be accompanied by an earnest money deposit, payable to SHP, in an amount equal to 5% of the purchase price of (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, (said amount, together with any interest earned thereon, being hereinafter called the “Deposit”). If within such ninety (90) day period ARC shall deliver a Purchase Election Notice together with the Deposit to SHP, then the Members shall promptly proceed with the purchase and sale pursuant to this Section 10.5(b)(2), the closing to take place within sixty (60) days following the date of the Purchase Election Notice, in which event the Deposit shall be credited to ARC against the total purchase price of (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable; provided, however, that if such closing shall fail to occur because of a default by ARC, then SHP shall have the right, as its exclusive remedy, to retain the Deposit as liquidated damages, it being agreed that in such instance its actual damages would be difficult, if not impossible, to ascertain. After any such default by ARC, SHP shall have the right to require the Company to sell (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, pursuant to any provisions of this Article 10 including, without limitation, by reinstituting the procedures set forth in this Section 10.5. If no default occurs, the closing shall take place during normal business hours at the office of SHP’s counsel or as otherwise agreed by the Members. The provisions of Sections 10.7(a), (b), (d), (e), (f), (g), (h) and (i) shall apply to the sale, except the date of delivery of the Purchase Election Notice shall be the governing date referred to in Sections 10.7(e) and (f) rather than the date of the Termination Notice. All prorations of real estate taxes, rents, etc., shall be made as of the date of sale. All real property transfer taxes shall be paid for by the Company and all recording fees shall be paid for by ARC. Failure of ARC to object to the Sale Proposal and to deliver a Purchase Election Notice and the Deposit within such ninety (90) day period shall be deemed an election by ARC to allow SHP to proceed with a sale of the Property under Section 10.5(b)(1).

(c)  If (i) SHP shall have the right and authority to effect a sale of (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, pursuant to Section 10.5(b)(1); and (ii) SHP receives, during the one (1) year period in which the Sale Proposal is in effect pursuant to Section 10.5(b)(1), an offer from a third party to purchase (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, for a purchase price less than ninety-four percent (94%) of the price or on terms materially less favorable to the Company than those set forth in the Sale Proposal (the “Alternative Offer”), which Alternative Offer is acceptable to SHP, then SHP shall give notice to ARC of such Alternative Offer, which notice shall include all of the relevant terms and conditions of such Alternative Offer. ARC shall have the right, for a period of thirty (30) days after its receipt of such notice from SHP, to elect to purchase (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, in the manner set forth in Section 10.5(b)(2) and on the terms set forth in the Alternative Offer, except that ARC’s purchase price shall be payable wholly in cash. If ARC shall deliver notice of such election during such thirty (30) day period to purchase (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, as aforesaid, the purchase and sale pursuant to this Section 10.5(c) shall occur within sixty (60) days after receipt by SHP of the notice of such election. The provisions of Sections 10.7(a), (b), (d), (e), (f), (g), (h) and (i) shall apply to the sale except that the date SHP gives ARC notice of the Alternative Offer shall be the governing date referred to in Sections 10.7(e) and (f) rather than the date of the Termination Notice. If ARC shall not elect, within such thirty (30) day period, to purchase (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, pursuant to the foregoing provisions of this Section 10.5(c), SHP shall have the right to effect a sale of (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, pursuant to the terms of the Alternative Offer provided that the closing of such sale shall occur not later than the closing date specified in the Sale Proposal then in effect pursuant to Section 10.5(b)(1).

(d)  ARC may specify in a Purchase Election Notice delivered pursuant to Section 10.5(b)(2) or 10.5(c) that it desires to purchase SHP’s Entire Interest in the Company rather than (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable. In such event, the Purchase Election Notice shall be accompanied by an earnest money deposit (the “ARC Deposit”) in an amount equal to 5% of the price specified in the next sentence. In such event, ARC shall be obligated to purchase and SHP shall be obligated to sell SHP’s Entire Interest in the Company for a price equal to the amount, determined, by a reputable, independent certified public accountant designated by SHP, (at the expense of ARC), SHP would have received (excluding payment of Loans and Special Loans) if (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, were sold pursuant to the terms of the Sale Proposal and the Company were to dissolve and distribute the proceeds of liquidation (in accordance with the procedures and priorities stated in Article 13, provided that in making such calculation, it shall be assumed that no reserves are required pursuant to Section 13.5(b) with respect to contingent liabilities and no deduction from the hypothetical liquidation proceeds shall be made with respect to transfer or other taxes). In connection with the sale of SHP’s Entire Interest to ARC pursuant to this Section 10.5(d), all of the provisions of Section 10.7 shall be applicable to such sale except the date of the delivery of the Purchase Election Notice or the Alternative Offer, as the case may be, shall be the governing date referred to in Section 10.7(e) and (f) rather than the date of the Termination Notice. The ARC Deposit shall be credited against the total purchase price for SHP’s Entire Interest being purchased pursuant to this Section 10.5(d), provided, however, that if the closing shall fail to occur because of default by ARC, SHP shall have the right, as its exclusive remedy, to retain the ARC Deposit as liquidated damages, it being agreed that in such instance SHP’s actual damages would be difficult, if not impossible, to ascertain. After any such default by ARC, SHP shall have the right to require the Company to sell (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, pursuant to any provisions of this Article 10 including, without limitation, by reinstituting the procedures set forth in this Section 10.5.

(e)  Whether or not any transaction contemplated by the foregoing provisions of this Section 10.5 is consummated pursuant to the provisions of the Sale Proposal, all the provisions of this Section 10.5 shall apply to any subsequent sale proposals.

(f)  During any period of time when SHP or the Company is actively marketing (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, pursuant to this Section 10.5, (i) neither Member shall exercise its right to deliver a Termination Notice pursuant to Section 10.3, (ii) ARC’s and SHP’s right to sell its Entire Interest pursuant to the terms of Section 10.4 shall be suspended, and (iii) ARC and SHP shall suspend all marketing efforts or negotiations it may have commenced with respect to the sale of its Entire Interest.

(g)  In no event shall SHP be in default or have any liability to ARC or the Company for a failure by a third party to complete the purchase of (i) the entire Portfolio, (ii) any one of the Properties or (iii) any group of Properties, as applicable, pursuant to this Section 10.5.

10.6         Assumption by Assignee; Compliance with Legal Requirements Following Assignment; Option to Reduce Interest Being Sold.

(a)  Any assignment of an Entire Interest in the Company to a third party pursuant to Section 10.4 shall be in writing, and, except as provided in Section 10.6(c), shall be an assignment and transfer of all of the assignor’s rights and obligations thereafter accruing hereunder, and the assignee shall expressly agree in writing to be bound by all of the terms of this Agreement and assume and agree to perform all of the assignor’s agreements and obligations existing or arising at the time of and subsequent to such assignment. Upon any assignment of the assignor’s Entire Interest and after such assumption, the assignor shall be relieved of its agreements and obligations hereunder arising after such assignment and the assignee shall become a Member in place of the assignor; provided, however, that the agreements and obligations of the assignor which existed at the time of such assignment, shall continue in force and effect in accordance with their respective terms and shall survive an assignment by ARC or SHP, as the case may be. An executed counterpart of each such assignment of an Entire Interest in the Company and assumption of a Member’s obligations thereafter accruing shall be delivered to each Member and to the Company. The assignee shall pay all expenses incurred by the Company or the continuing Member in admitting the assignee as a Member. Except as otherwise expressly provided herein, no permitted assignment shall dissolve the Company. As a condition to any assignment of an Entire Interest, the selling Member shall obtain such consents as may be required from third parties, if any, or waivers thereof. The Other Member shall cooperate with the selling Member in obtaining such consents or waivers at no expense to the Other Member.

(b)  If an assignment of an Entire Interest in the Company shall take place pursuant to the provisions of Section 10.4, then unless the Company is dissolved by such assignment, the continuing Members promptly thereafter shall take all such actions as may be required by law to reflect such assignment.

(c)  A Member undertaking to sell its Entire Interest to a third party pursuant to the provisions of Section 10.4(a) shall have the option, if required in order to avoid a termination of the Company for federal income tax purposes under Section 708(b)(1)(B) of the Code, of initially selling only that portion of the selling Member’s Entire Interest which, together with other interests in the Company Transferred during the preceding 12 months, represents no more than 49% of the total interests in the capital and profits of the Company. The purchase price shall be the price the purchaser would have paid for the selling Member’s Entire Interest as provided in Section 10.4(a) multiplied by a fraction the numerator of which is the selling Member’s Percentage Interest being Transferred and the denominator of which is the selling Member’s Percentage Interest. If the selling Member shall exercise such option, it shall have the further option to sell and, upon request by the other Member, shall be obligated to sell at the earliest time or times as will not cause a termination of the Company under Section 708(b)(1)(B) of the Code, the remainder of its Percentage Interest (the “Remaining Percentage Interest”) to the holder of the interest so sold, and the selling Member shall not be required in connection with the sale of such Remaining Percentage Interest to obtain the consent of, nor offer such Remaining Percentage Interest to, the other Member, provided the sale of such Remaining Percentage Interest shall remain subject to the provisions of Section 10.1(c).

10.7         General Transfer Provisions. All of the subsections of this Section 10.7 shall apply to the sale of one Member’s Entire Interest to the other Member pursuant to Section 10.3, 10.4 or 10.5(d). Subsections (a), (b), (d), (e), (f), (g), (h) and (i) of this Section 10.7 shall apply to the sale of the Property by the Company to a Member pursuant to Section 10.5:

(a)  In the event of the sale of an Entire Interest, the purchase price shall be paid, at the selling Member’s option, by certified check drawn to the order of the selling Member, or by wire transfer of immediately available funds to an account which is designated by the selling Member. In the event of a sale of the Portfolio, Property or group of Properties, the purchase price shall be paid, at the Company’s option, by certified check drawn to the order of the Company, or by wire transfer of immediately available funds to an account which is designated by the Company. At the closing there shall be an accounting as of the closing of the Company’s books and there shall be an adjustment of the purchase price based upon a proration of any accrued income and expenses as of the closing date. Within ninety (90) days after the closing the Accountants for the Company shall complete an audit of such accounting and proration and shall deliver their audit report to the selling Member and the purchasing Member. If such audit report shall adjust such proration, the party in whose favor such adjustment is made shall promptly be paid by the other party the amount of such adjustment. At the closing either Member shall have the right to require to be placed in escrow with an escrow agent reasonably acceptable to the other Member an amount not to exceed the maximum likely post-closing adjustment of the proration as agreed by the Members or, if they shall be unable to agree, as estimated by a reputable independent certified public accountant reasonably acceptable to both parties, and the escrow agent shall distribute the escrowed amount to the party or parties entitled thereto promptly after the delivery of the audit report. If such escrow is established at the request of the purchasing Member, a portion of the purchase price shall be set aside for such purpose, and if such escrow is established at the request of the selling Member, additional funds shall be deposited by the purchasing Member at closing. At closing the selling Member shall deliver to the purchasing Member a “nonforeign affidavit” as referred to in the Foreign Investment in Real Property Tax Act in form and substance reasonably satisfactory to the purchasing Member together with original counterparts or certified copies of all leases and service contracts affecting the Property.

(b)  If the purchasing Member desires to receive a new or updated title insurance policy or survey or both, it shall pay for same at its own expense.

(c)  If there shall be any outstanding Special Loan(s) or Loan(s) by the selling Member to the Company, such Special Loan(s) or Loan(s), including interest thereon accrued and unpaid, shall be purchased by the purchasing Member for the principal amount thereof and accrued and unpaid interest thereon as a condition precedent to such sale. The purchase price for such Special Loan(s) and Loans(s) shall be paid, at the selling Member’s option, by certified check drawn to the order of the selling Member, or by wire transfer of immediately available funds to an account designated by the selling Member. At the closing, the selling Member shall deliver to the purchasing Member, each note evidencing such Special Loans(s) or Loan(s).

(d)  On payment of the purchase price, the purchasing Member shall, at its option, as to each Company debt, obligation or claim against the Company for which the selling Member or any of its Affiliates is or may be personally liable except for any debts, obligations or claims which are fully insured by public liability insurer(s) acceptable to the selling Member (the public liability insurer(s) of the Company shall be deemed to be acceptable), elect one of the following options: (i) obtain a release of the selling Member and its Affiliates from all liability, direct or contingent, by all holders of each such Company debt, obligation or claim, or (ii) cause the same to be paid in full at the closing to the satisfaction of the selling Member. In addition, the purchasing Member shall defend, indemnify and hold the selling Member and its Affiliates (and, if the selling Member is ARC, their Affiliates) harmless for, from and against all debts, liabilities and obligations of, and all claims against, the Company, whether then existing or thereafter to arise, not paid in full or released pursuant to the preceding sentence; provided, however, that such indemnification shall not extend to those claims arising in whole or in part from intentional acts or omissions or gross negligence proximately caused by the selling Member. Both Members and the Company shall also execute a mutual general release pursuant to which the selling Member shall release the Company and the purchasing Member and its Affiliates (and, if the purchasing Member is ARC, their Affiliates) and the purchasing Member shall release the Company and the selling Member and its Affiliates (and, if the selling Member is ARC, their Affiliates) from all liabilities and obligations (whether known or unknown, foreseen or unforeseen or previously accrued or thereafter accruing) relating to the Company or the Property, other than those arising from the indemnities given pursuant to this subsection 10.7(d).

(e)  Both Members (including the selling Member) shall be entitled to any distributions of Operating Cash Flow from the Company in accordance with Section 9.2(a) following the giving of the Termination Notice pursuant to Section 10.3 (or following such other event as set forth in Section 10.4 or 10.5) and until the closing. Except as provided in Section 10.7(j), the purchasing Member shall receive all distributions of the selling Member’s share of Operating Cash Flow after the closing.

(f)  If any Property is damaged by fire or other casualty, or if any entity possessing the right of eminent domain shall give notice of an intention to take or acquire a substantial part of any Property, and such damage occurs, or such notice is given, between the date of the giving of the Termination Notice pursuant to Section 10.3 (or such other date as set forth in Section 10.4 or 10.5) and the closing date of the purchase of an interest in the Company or the purchase of the Property the following shall apply:

(1)  If such Property is damaged by a casualty not resulting in substantial damage or if the taking or acquisition shall not result in a substantial reduction in the income producing capacity of such Property, then the Members shall be required to complete the transaction and the purchasing Member shall in lieu of any reduction in purchase price (except as provided in Section 10.7(f)(3)) accept an assignment of the insurance or condemnation proceeds.

(2)  If such Property is damaged by a casualty resulting in substantial damage, or if the taking or acquisition shall result in a substantial reduction in the income producing capacity of such Property, then the purchasing Member shall have the option (to be exercised within thirty (30) days from the date of the occurrence of the casualty or receipt of the notice of condemnation) to either (i) accept such Property in an “as is” condition together with the right to receive any insurance proceeds, settlements and awards, or (ii) cancel the purchase of such Property.

(3)  The purchase price otherwise to be paid at closing shall be adjusted downwards by an amount equal to the deductible, if any, for any insured casualty or, in the case of the closing of the sale of a Member’s interest in the Company, the amount by which the purchase price payable to the selling Member would be reduced if the amount of such deductible were a liability of the Company.

If the purchase of an individual Property or Properties is canceled by the purchasing Member pursuant to the above provisions, the terms of this Agreement shall remain in effect and continue to be binding on the Members. For purposes of this Section 10.7(f), substantial damage to the Property shall mean damage which would cost 20% or more of the value of the Property (prior to such damage) to repair and a substantial reduction in the income producing capacity of the Property shall mean a reduction of 20% or more.

(g)  At the closing of a sale of the Property, the Members shall both execute, as members of the Company, and deliver a limited or special warranty deed, a bill of sale to the purchaser of all of the assets of the Company and assignments to the purchaser of any and all leases or service contracts affecting the Property, subject only to the liens and encumbrances listed in the Sale Proposal. In the case of the sale of an interest in the Company, the selling Member shall execute an assignment of such interest, free and clear of all liens, encumbrances and adverse claims, which assignment shall otherwise be in form and substance reasonably satisfactory to the purchasing Member, and such other instruments as the purchasing Member shall reasonably require to assign the interest of the selling Member to such person or entity as the purchasing Member may designate. Such documents shall be prepared by the purchasing Member and closing costs and all other charges involved in closing the sale (except for attorneys’ fees (each party paying their own) and title insurance costs (to be paid by the purchaser)) shall be prorated between SHP and ARC in the ratio of the Percentage Interests of the Members. Stamp, recording, transfer or similar taxes arising in connection with the sale of the interest, if any, shall be paid by the selling Member.

(h)  The Company shall be dissolved as of the closing date of a sale of the Property, and on the closing date the Members shall file, or cause to be filed, a written notice of winding up with the Delaware Secretary of State in accordance with Act Section 18-203 and such other documents as shall be necessary or desirable to effectuate such dissolution. The Members shall cooperate in taking all steps necessary in connection with the dissolution of the Company. Subject to Section 3.1(b), in the case of the sale of an interest in the Company, the Company shall not be dissolved, but the Members will execute and file on the closing date such amendment to the Certificate of Formation as may be appropriate to reflect the change in the identity of the Members.

(i)  It is the intent of the parties to this Agreement that the requirements or obligations, if any, of one Member to sell its Entire Interest (or a portion thereof), or to join in the conveyance by the Company of the Portfolio in accordance with the provisions of Section 10.3 or 10.5, shall be enforceable by an action for specific performance of a contract relating to the purchase of real property or an interest therein. It is the intent of the parties to this Agreement that the requirements or obligations, if any, of one Member to purchase the Entire Interest (or a portion thereof) of the Other Member pursuant to Section 10.3 (and ARC’s obligation to purchase in Section 10.5) shall be subject to the liquidated damages provisions contained in Sections 10.3 (and as described in Section 10.5), and that SHP shall have no liability for the failure of a third party to purchase in accordance with Section 10.5. If the selling Member shall have created or suffered any unauthorized liens, encumbrances or other adverse interest against either the Portfolio or the selling Member’s interest in the Company, the purchasing Member shall be entitled either to an action for specific performance to compel the selling Member to have such defects removed, in which case the closing shall be adjourned for such purpose, or, at the purchasing Member’s option, to an appropriate offset against the purchase price.

(j)  The purchasing Member when purchasing the Entire Interest of the selling Member pursuant to the provisions of Section 10.3, 10.4 or 10.5 shall have the option of initially purchasing only that portion of the selling Member’s Entire Interest which, when aggregated with other interests in the Company Transferred during the preceding 12 months, represent a 49% interest in the total profits and capital of the Company. The purchase price shall be the price the purchasing Member would have paid for the selling Member’s Entire Interest as provided in Section 10.3, 10.4(b)(2) or 10.5(d), as the case may be, multiplied by a fraction the numerator of which is the selling Member’s Percentage Interest being Transferred and the denominator of which is the selling Member’s Percentage Interest. For example, if the selling Member owned a 65% interest in the Company, and if no other interests in the Company profits and capital had been Transferred during the preceding 12 months, the purchasing Member may elect initially to purchase approximately 75% of the selling Member’s Entire Interest (which represents a 49% interest in the Company) and the Member’s remaining Percentage Interest (the “Remaining Percentage Interest”) would be a 16% interest in the Company. In its notice fixing the closing date as provided in Section 10.3, 10.4(b)(2) or 10.5, the purchasing Member shall state whether or not it chooses to purchase the selling Member’s Entire Interest or only such percentage of the selling Member’s interest as is provided in the preceding three sentences. If the purchasing Member exercises the latter option, then:

(1)  The selling Member’s Percentage Interest shall be reduced to the Remaining Percentage Interest and the purchasing Member’s Percentage Interest increased to 100% less the Remaining Percentage Interest effective as of the date of the closing.

(2)  Subsections (e) and (g) of Section 10.7 shall not be applicable to a purchase pursuant to this Section 10.7(j). The selling Member’s right to distributions, ordinary or extraordinary, from the Company shall be reduced to its Remaining Percentage Interest, but if the Remaining Percentage Interest does not exceed 1%, no contributions to the Company shall be made by such Member after the closing of the purchase.

(3)  Subsections (a), (b), (c), (d), (f), (i) and (k) of Section 10.7 shall be applicable to a purchase pursuant to this Section 10.7(j) except that with respect to subsection (f) the insurance or condemnation proceeds referred to shall be paid over to the Company rather than the purchasing party.

(4)  If the Remaining Percentage Interest shall not exceed 1%, beginning with the closing, the purchasing Member (or, if reasonably requested, a credit-worthy guarantor) shall indemnify the selling Member and hold it harmless for, from and against all liability, loss, cost, damage and expense (including, but not limited to, reasonable attorneys’ fees and costs incurred in the investigation, defense and settlement of the matter) the selling Member shall ever suffer or incur because of any claim whether meritorious or not, arising out of facts occurring after the closing made against the selling Member as a Member or against the Company, except for claims made against the selling Member arising out of its own acts or omissions whether as a Member or otherwise.

(5)  If the Remaining Percentage Interest shall not exceed 1% after the closing, the purchasing Member shall at all times be absolutely free to terminate the Company, deal with the Portfolio as its own, cause the Company to borrow money from the purchasing Member, an Affiliate of the purchasing Member or an unrelated party, and regardless of any contrary provisions contained in Article 10, the purchasing Member shall be absolutely free at any time and from time to time to transfer all or any part of its interest in the Company to anyone without restriction, provided the conditions of Section 10.6 are satisfied.

(6)  Either the selling Member or the purchasing Member may, by written notice to the other Member, require the transfer to the purchasing Member, or its nominee, of the Remaining Percentage Interest of the selling Member for cash at a purchase price equal to the fair market value, determined at the time of such transfer, of the Entire Interest held by the selling Member on the date of the Termination Notice multiplied by a fraction, the numerator of which shall be the selling Member’s Remaining Percentage Interest and the denominator of which shall be the selling Member’s Percentage Interest held on the date of the Termination Notice, payable in full on the date specified for transfer in the notice, but in no event may the selling Member require such transfer sooner than thirteen (13) months after the closing. The fair market value of such Remaining Percentage Interest shall be determined by a nationally recognized investment banking firm having experience in commercial real estate matters designated by the Members or designated by a court as hereinafter provided. If the Members are unable to agree upon and designate such investment banking firm within thirty (30) days of the receipt of a notice to transfer such Remaining Percentage Interest, either party may apply to a judge of the county or Chancery Court in the jurisdiction within which the particular Property is located for the designation of such firm. The firm so designated shall be instructed to report its determination of the fair market value of the Remaining Percentage Interest within sixty (60) days after it has been designated. The fee of such firm shall be paid by the purchasing Member.

(k)  In the event of the purchase of an interest in the Company of one Member by the other Member, at the option of the purchasing Member, the interest (subject to Section 10.7(j)) will be transferred to a nominee of the purchasing Member.

10.8        Avoidance of Plan Violation. In connection with any closing of a transaction pursuant to this Article 10, ARC and SHP each agree to provide written certification to each other, in a form reasonably satisfactory to both parties, to establish that no Plan Violation would result from the transaction. The Company will not enter into any agreements, or suffer any conditions, that SHP determines would result in a Plan Violation. SHP and ARC will cooperate to discover and correct Plan Violations.

ARTICLE 11.
DISSOLUTION OR BANKRUPTCY OF A MEMBER

11.1         Dissolution or Merger. If any Member (for purposes of this Article 11 only, the term Member shall also include the managing general partner of any such Member) that is an entity shall be dissolved or merged with or consolidated into another corporation or entity, or if all or substantially all of its assets shall be sold or transferred, then unless such dissolution, merger, consolidation, sale or transfer is expressly permitted under Article 10, such dissolution, merger, consolidation, sale or transfer shall be a dissolution of the Company, and the other Member shall be the Liquidating Member in the dissolution of the Company.

11.2        Bankruptcy, etc. In the event:

(a)  either Member shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or seek any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself under the present or any future federal bankruptcy code or any other present or future applicable federal, state, or other statute or law relative to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of said Member or its interest in the Company (the term “acquiesce” includes but is not limited to the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within ten (10) days after the appointment); or

(b)  a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against either Member seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and said Member shall acquiesce in the entry for such order, judgment or decree (the term “acquiesce” includes but is not limited to the failure to file a petition or motion to vacate or discharge such order, judgment or decree within ten (10) days after the entry of the order, judgment or decree) or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of said Member or of all or any substantial part of said Member’s property or its interest in the Company shall be appointed without the consent or acquiescence of said Member and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

(c)  either Member shall admit in writing its inability to pay its debts as they mature; or

(d)  either Member shall give notice to any governmental body of insolvency, or pending insolvency, or suspension or pending suspension of operations; or

(e)  either Member shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

then, any such event shall cause the dissolution of the Company and the other Member shall be the Liquidating Member.

ARTICLE 12.
DEFAULT

12.1       Defaults. After the Effective Date, (i) if either Member fails to perform any of its obligations hereunder, breaches any of the terms, conditions or covenants of this Agreement or (ii) in the event of an uncured default by any Affiliate under the Management Agreement as well as any other agreement entered into between the Company and ARC or an Affiliate of ARC (collectively, the “Affiliate Agreements”), then the other Member (“Nondefaulting Member”) shall have the right to give such party (“Defaulting Member” (which, in the case of any default by ARC or an Affiliate under clause (ii) above, shall be ARC)) a notice of default (“Notice of Default”). The Notice of Default shall set forth the nature of the obligation which the Defaulting Member (or its Affiliate, if applicable) has not performed.

(a)  If such default is not curable by the payment or expenditure of money and if, within the thirty (30) day period following receipt of the Notice of Default or within such shorter time period that may be specified in the Affiliate Agreement, the Defaulting Member (or its Affiliate, if applicable) in good faith commences to perform such obligation and cure such default and thereafter prosecutes to completion with diligence and continuity the curing thereof and cures such default within a reasonable time (not to exceed one hundred eighty (180) days), then it shall be deemed that the Notice of Default was not given and the Defaulting Member shall lose no rights hereunder. If, within such thirty (30) day period the Defaulting Member (or its Affiliate, if applicable) does not commence in good faith the curing of such default or does not thereafter prosecute to completion with diligence and continuity the curing thereof, then the Nondefaulting Member shall have the rights set forth in Section 12.1(d).

(b)  If such default is curable by the payment or expenditure of money other than a default described in Section 4.6 which sets forth its own time periods for cure, and if such sums of money shall be paid within fifteen (15) days after receipt of the Notice of Default with respect thereto, then it shall be deemed that such Notice of Default was not given and the Defaulting Member shall lose no rights hereunder. If such sums are not so paid within such fifteen (15) day period, then the Nondefaulting Member shall have the rights set forth in Section 12.1(d) in addition to the rights under Section 4.6 (to the extent applicable).

(c)  (Intentionally Omitted.)

(d)  If any default is not cured as set forth in Sections 12.1(a) or 12.1(b) or if any default set forth in Section 12.1(c) occurs, the Nondefaulting Member shall have the right to terminate this Agreement by giving the Defaulting Member written notice thereof, whereupon such default may be treated by the Nondefaulting Member as a dissolution of the Company, and the Nondefaulting Member shall be the Liquidating Member.

Failure by a Nondefaulting Member to give any notice of a default as specified herein, or any failure to insist upon strict performance of any of the terms of this Agreement, shall not constitute a waiver of any such breach or any of the terms of this Agreement. No breach shall be waived nor shall any duty to be performed be altered or modified except by written instrument. One or more waivers or failure to give notice of default shall not be construed as a waiver of a subsequent or continuing breach of the same covenant.

12.2       Negation of Right to Dissolve by Will of Member. Except as set forth in Articles 10 and 11 and in Section 12.1, neither Member shall have the right to terminate this Agreement or dissolve the Company by its express will or by withdrawal without the consent of the other Member. Upon any dissolution occurring by operation of law or caused by the express will or withdrawal of one of the Members in contravention of this Agreement, the Member not causing the dissolution shall be the Liquidating Member.

12.3      Non Exclusive Remedy. The rights granted in Section 12.1 shall not be deemed an exclusive remedy of the Nondefaulting Member, but all other rights and remedies, legal and equitable, shall be available to it, subject to any express limitations on remedies provided in specific circumstances elsewhere in this Agreement (e.g. in Article 10).

ARTICLE 13.
DISSOLUTION

13.1      Winding Up by Members. Upon dissolution of the Company by expiration of the term hereof, by operation of law, by any provision of this Agreement or by agreement between the Members, the Company’s business shall be wound up and all its assets distributed in liquidation. In such dissolution, except as otherwise expressly provided in Articles 10, 11 and 12, the Members shall be co liquidating Members and shall continue to act through the Committee. In such event the Members shall have rights acting through the Committee to wind up the Company and shall proceed to cause the Company’s property to be sold and to distribute the proceeds of sale as provided in Section 13.5. Except in respect of (i) all assets on which a single, non severable mortgage or other lien will be in effect after such distribution, and (ii) any assets which the Members shall determine are not readily severable or distributable in kind, the Members, to the extent that liquidation of such assets is not required to fulfill the payments, if any, under subsections (a), (b), (c) and (d) of Section 13.5, shall, if they agree, have the right to distribute, in kind, all or a portion of the assets of the Company to the Members.

13.2      Winding Up by Liquidating Member. In a dissolution pursuant to Article 10, 11 or 12, the Liquidating Member shall be as therein provided and such Liquidating Member shall have the right to:

(a)  Wind up the Company and cause the Company’s assets to be sold and the proceeds of sale distributed as provided in Section 13.5; or

(b)  Deliver to the other Member within thirty (30) days after the commencement of dissolution of the Company a notice (a “Demand Notice”) demanding that the other Member deliver, within forty-five (45) days after the date of the Demand Notice, a Termination Notice in the manner and setting forth the information required under Section 10.3(a). Upon receipt of the Termination Notice, the Liquidating Member shall have the rights of the Other Member under Section 10.3(b).

(c)  If the other Member refuses or fails, within forty-five (45) days after the giving of the Demand Notice to the other Member, to give the Liquidating Member a Termination Notice setting forth the information required by Section 10.3(a), the Liquidating Member may elect to purchase the other Member’s Entire Interest for such price (the “Default Price”) as the Liquidating Member may choose in its sole discretion. The other Member shall be notified of such election within thirty (30) days after expiration of the 45-day period referred to in the preceding sentence.

All of the provisions of Section 10.7 shall apply to a purchase under this Section 13.2(c) except that for the purposes of this Section 13.2(c), the date the other Member receives the Demand Notice shall be the governing date referred to in Sections 10.7(e) and (f) rather than the date of the giving of the Termination Notice. As soon as possible after the dissolution of the Company, the Liquidating Member shall file a certificate of cancellation with the Delaware Secretary of State as required by Act Section 18-203.

13.3  Offset for Damages. In the event of dissolution resulting from an event described in Article 11 or 12, the Liquidating Member shall be entitled to deduct from the amount payable to the other Member pursuant to Section 13.2(a) or (b), Section 13.4 or Section 13.5 the amount of reasonable, out of pocket costs incurred by the Liquidating Member proximately resulting from any such event.

13.4  Distributions of Operating Cash Flow. Subject to Section 13.5 hereof as to proceeds of liquidation, upon the dissolution of the Company for any reason during the period of liquidation and until termination of the Company the Members shall continue to receive the Operating Cash Flow and to share profits and losses for all tax and other purposes as provided elsewhere in this Agreement.

13.5  Distributions of Proceeds of Liquidation. For purposes of this Section 13.5, “proceeds of liquidation” shall equal cash available for liquidation, net of liens secured by the Portfolio, provided that neither the Company nor either of the Members shall be personally liable on, or they shall be released from such debts. The proceeds of liquidation shall be applied in the following order of priority:

(a)  First. To the payment of:

(1)  debts and liabilities of the Company except Loans and Special Loans (as referenced in Sections 13.5(c), below) that may have been made by either of the Members to the Company, and

(2)  expenses of liquidation.

(b)  Second. To the setting up of any reserves which the Liquidating Member or Members, as the case may be, may deem necessary for any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company. Said reserves may be deposited by the Company in a bank or trust company acceptable to the Liquidating Member or Members, as the case may be, to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned liabilities or obligations, and at the expiration of such period as the Liquidating Member or Members, as the case may be, shall deem advisable, distributing the balance, if any, thereafter remaining, in a manner hereinafter provided.

(c)  Third. To the repayment of any Loans and Special Loans that may have been made by either of the Members pursuant to Section 5.1, but if the amount available for such repayment shall be insufficient to repay all Loans and Special Loans, then repayment shall be made pro rata in accordance with the outstanding principal balances, including accrued interest, on such Loans and Special Loans.

(d)  Fourth. After allocation of all Profit or Loss upon the liquidation of the Company pursuant to the provisions of Sections 9.4 through 9.8, to the Members with positive Capital Account balances in proportion to and to the extent of such positive Capital Account balances.

(e)  Fifth. The excess proceeds, if any, after applying the proceeds as described in (a) through (d) above, shall be distributed as Extraordinary Cash Flow.

13.6        Orderly Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the losses normally attendant upon a liquidation.

13.7       Financial Statements. During the period of winding up, a reputable independent certified public accountant selected by the Liquidating Member shall prepare and furnish to each of the Members, until complete liquidation is accomplished, all the financial statements provided for in Section 7.1.

13.8      Restoration of Deficit Capital Accounts. At no time during the term of the Company shall a Member with a deficit balance in its Capital Account have any obligation to the Company or to another Member or to any other person to restore such deficit balance.

13.9  Intention of the Members. It is the intention of the Members that the liquidating distributions described in Section 13.5 shall be accomplished in a manner such that the economic effect of such distributions to the Members will be consistent with the economic effect the Members would have recognized had all liquidating distributions been made in accordance with the provisions of Section 9.3(b) hereof. The Liquidating Member shall take any and all actions permissible under the Code and Regulations, including but not limited to, special allocations of gross income, Loss and Profit, to accomplish the purposes of this Section 13.9.

ARTICLE 14.
MEMBERS

14.1  Liability. A Member shall not be personally liable for the debts, liabilities or obligations of the Company. Notwithstanding the foregoing, a Member will be liable for any distributions made to it, if, after such distribution, the outstanding liabilities of the Company (other than liabilities to Members on account of their interests in the Company and liabilities for which the recourse of creditors is limited to specific Company property) exceed the fair value of the Company’s assets (provided that the fair value of Company property that secures recourse liability shall be included only to the extent its fair value exceeds such liability) and the Member had knowledge of this fact at the time the referenced distribution was received.

ARTICLE 15.
NOTICES

15.1  In Writing; Address. All notices, elections, offers, acceptances, demands, consents and reports (collectively “notices”) provided for in this Agreement shall be in writing and shall be given to the Company, the Members or the other Member at the address set forth below or at such other address as the Company or any of the parties hereto may hereafter specify in writing.

To SHP:
PIM Senior Portfolio, LLC
c/o The Prudential Insurance Company of America
Two Ravinia Drive - Suite 1400
Atlanta, Georgia 30346-2110
Attention: John W. Dark
Telecopy No.: (770) 399-5363
Telephone No.: (770) 395-8635

With a copy to:
With a copy to: Senior Housing Partners III, L.P.
c/o The Prudential Insurance Company of America
Real Estate Law Department
Arbor Circle South
8 Campus Drive, 4th Floor
Parsippany, New Jersey 07054-4490
Attention: Joan N. Hayden
Telecopy No.: (973) 683-1788
Telephone No.: (973) 683-1772

With a copy to:	Alston & Bird, LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Attention: Mark C. Rusche, Esq. Telecopy No.: (404) 881-7777 Telephone No.: (404) 881-7281

To ARC:
ARC Epic Holding Company, Inc.
c/o American Retirement Corporation
111 Westwood Place, Suite 200
Brentwood, Tennessee 30727
Attention: Chief Executive Officer
Telecopy No.: (615) 221-2269
Telephone No.: (615) 221-2250

With a copy to:	Bass, Berry & Sims, PLC 315 Deaderick Street, Suite 27000 Nashville, Tennessee 37238 Attention: T. Andrew Smith Telecopy No.: (615) 742-2766 Telephone No.: (615) 742-6266

All notices hereunder shall be deemed sufficiently given or served for all purposes when delivered (i) by personal service or courier service, and shall be deemed given on the date when signed for or, if refused, when refused by the person designated as an agent for receipt of service, (ii) by facsimile transmission and shall be deemed given when printed confirmation of completion of transmission is generated by the sender’s facsimile transmission instrument to any party hereto at its address above stated or such other address of which a party shall have notified the party giving such notice in writing as aforesaid, or (iii) by United States registered or certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the post office or sent by any reputable overnight courier service that obtains a signature upon delivery and shall be deemed to have been received by the addressee on the third business day following the date of such mailing. Such notices, demands, consents and reports may also be delivered by hand, or by any other method or means permitted by law. For purposes hereof, notices may be given by the parties hereto or by their attorneys identified above.

A copy of any notice or any written communication from the Internal Revenue Service to the Company shall be given to each Member at the addresses provided for above.

15.2  Copies. A copy of any notice, service of process, or other document in the nature thereof, received by either Member from anyone other than the other Member, shall be delivered by the receiving Member to the other Member as soon as practicable.

ARTICLE 16.
MISCELLANEOUS

16.1  Additional Documents and Acts. In connection with this Agreement as well as all transactions contemplated by this Agreement, each Member agrees to execute and deliver such additional documents and instruments, and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions. All approvals of either party hereunder shall be in writing.

16.2  Estoppel Certificates. Each Member shall at any time and from time to time upon not less than twenty (20) days prior written notice from the other execute, acknowledge, and send to the other a statement in writing certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the Agreement is in full force and effect as modified and stating the modifications) and stating whether or not as to both Members either is in default in keeping, observing or performing any of the terms contained in this Agreement, and if in default, specifying each such default (limited, as regards the other’s defaults, to those defaults of which the certifying Member has knowledge).

16.3  Interpretation. This Agreement and the rights and obligations of the Members hereunder shall be interpreted in accordance with the internal laws of the State of Delaware, without reference to the conflicts of laws or choice of law provisions thereof.

16.4  Entire Agreement. This instrument and the other documents referenced or attached as Exhibits contain all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the Company and supersede all prior agreements.

16.5  References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

16.6  Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

16.7  Binding Effect. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective distributees, successors and assigns.

16.8  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall for all purposes constitute one agreement which is binding on all of the parties hereto.

16.9  Confidentiality. The terms and provisions of this Agreement shall be kept confidential and shall not, without the other Member’s prior written consent (which shall not be unreasonably withheld), be disclosed by a Member or by a Member’s agents, managers, members, representatives and employees to any person or entity that this Agreement has been signed and exists; provided, however, that this Section 16.9 shall not prohibit the disclosure of the terms of this Agreement by any Member to its agents for business reasons consistent with Section 2.4. No publicity, media communications, press releases or other public announcements concerning this Agreement or the transactions contemplated hereby shall be issued or made by either Member without the consent of the other Member, except as required by law.

16.10  Amendments. This Agreement may not be amended, altered or modified except by a written instrument signed by all parties; provided, however, that ARC and any other Member shall agree to any amendments of this Agreement reasonably required by SHP in order for the Company to comply with applicable state law which do not adversely affect the economic interests of ARC or any other Member hereunder.

16.11  Exhibits. All exhibits and schedules annexed hereto are expressly made a part of this Agreement, as fully as though completely set forth herein, and all references to this Agreement herein or in any of such exhibits or schedules shall be deemed to refer to and include all such exhibits or schedules.

16.12  Severability. Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder.

16.13  Forum. Any action by one or more Members against the Company or by the Company against one or more Members which arises under or in any way relates to this Agreement, actions taken or failed to be taken or determinations made or failed to be made by the Members or relating to the Company including, without limitation, transactions permitted hereunder or otherwise related in any way to the Company, may be brought only in the state courts of the State of Delaware or United States District Court for the sitting in Delaware. Each Member hereby consents to the jurisdiction of such courts to decide any and all such actions and to such venue.

16.14  Assignment to Company. To the extent not already assigned to the Company, the Members shall, and they do hereby assign to the Company all of their right, title and interest, if any, in, to and under the following:

(a)  Fee simple title to the Properties, Projects and all appurtenances thereto;

(b)  All plans, specifications, engineering studies and working drawings prepared or obtained in connection with the Improvements, and any other work product related to the Improvements;

(c)  All licenses, permits, consents, approvals or other evidences of authorization to construct, own, occupy and/or operate the Properties issued by or received from any applicable governmental authorities having jurisdiction over or otherwise affecting the Properties;

(d)  All ownership interest in and all other rights, options, or interests, if any, related to the Properties and/or the construction and development of the Improvements; and

(e)  All leases, commitments for leases, security deposits, tenant lead lists and any other document, account, right, or instrument pertaining to tenants or prospective tenants of the Properties.

16.15  Broker’s Indemnity. Each Member represents that it has not dealt with any broker or agent in connection with this Agreement or any of the transactions contemplated hereby, and hereby agrees to indemnify the other Member and the Company and hold them each harmless from and against all liability, loss, cost, damage and expense (including attorneys’ fees and costs incurred in the investigation, defense and settlement of the matter) which the other Member or the Company shall ever suffer or incur by reason of any claim by any broker or agent, whether or not meritorious, for any compensation with respect to such indemnifying Member’s dealings in connection with this Agreement or such indemnifying Member’s contribution or other transactions provided for or referred to herein.

16.16  Attorneys’ Fees. If any action arising out of this Agreement is brought by either party hereto against the other, then and in that event the unsuccessful party to such action shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred by such prevailing party, and if the prevailing party shall recover judgment in such action, such costs, expenses and attorneys fees shall be included in and as part of such judgment.

16.17  Prudential Affiliation. The Company will not use the name Prudential in its advertising with respect to the Project. ARC will not make any disclosures or representations whatsoever to third parties concerning SHP’s affiliation with the Prudential Insurance Company of America, except as authorized in writing by SHP.

[The following page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, as of the day and year first above written.

SHP:

PIM SENIOR PORTFOLIO, LLC, a Delaware limited liability company

By:	PIM Warehouse, Inc., a Delaware corporation, its sole member

By:
Name: Peter R. Eckert
Title: Vice President

ARC:

ARC EPIC HOLDING COMPANY, INC., a Tennessee Corporation

By:
Name:
Title:

EXHIBIT A

Legal Description

EXHIBIT B

Subsidiaries
	Project	Subsidiaries
1.	Freedom Inn of Sun City West	ARC Sun City West, LLC
2.	Freedom Inn of Roswell	ARC Roswell, LLC
3.	Heritage Club Las Vegas	ARC Vegas, LLC
4.	Freedom Inn Ventana Canyon	ARC Tucson, LLC
5.	Freedom Inn at Overland Park	ARC Overland Park, LLC
6.	Freedom Inn Minnetonka	ARC Minnetonka, LLC
7.	Heritage Club at Denver Tech Center	ARC Denver Monaco, LLC
8.	Hampton Assisted Living at Tanglewood	ARC Tanglewood, L.P. ARC Tanglewood GP, LLC

EXHIBIT C

Names and Interests of Members:	Percentage Interest	Initial Cash Contribution

SHP	80%	$_________________

ARC	20%	$_________________

TOTAL	100%	$_________________

2

EXHIBIT D

Initial Subsidiary Management Agreement

SCHEDULE 4.7

Percentage Interest Adjust Example

Pursuant to Section 4.7, if a Member fails to make a required contribution, the Percentage Interests of the Members may, at the election of the Non Failing Member, be adjusted as a result of making a Priority Capital Contribution. The following examples (which are examples only and do not reflect any actual facts) illustrate the effects of these provisions:

Example 1: Assume SHP’s Unreturned Capital Contributions equal $9,000,000. ARC’s Unreturned Capital Contributions for purposes of this computation only are deemed to be $1,000,000 (10% x 9,000,000/90%). Assume a call for $100,000 is made and SHP contributes its $90,000, but that ARC is the Defaulting Member on an obligation to contribute its $10,000 and that SHP has made a Priority Capital Contribution of such amount.

The Members’ initial Percentage Interests are:

SHP   90%
ARC   10%

The resulting Percentage Interests of the Members are computed as follows:

SHP’s Unreturned Capital Contributions + $90,000+ (1.5 x $10,000)
Total Unreturned Capital Contributions

9,105,000  =   90.15%
10,100,000

SHP’s Percentage Interest will be increased by .15% (90.15% 90%) and ARC’s Percentage Interest will be reduced by .15%.

Example 2: Assume SHP’s Unreturned Capital Contributions equal $9,000,000. ARC’s Unreturned Capital Contributions for purposes of this computation only are deemed to be $1,000,000 (10% x 9,000,000/90%). Assume a call for $100,000 is made and ARC contributes its $10,000, but that SHP is the Defaulting Member on an obligation to contribute its $90,000 and that ARC has made a Priority Capital Contribution of such amount.

The Members’ initial Percentage Interests are:

SHP                               90%
ARC                              10%

The resulting Percentage Interests of the Members are computed as follows:

ARC’s Unreturned Capital Contributions + $10,000 +(1.5 x $90,000)
Total Unreturned Capital Contributions

1,145,000    =   11.34%
10,100,000

ARC’s Percentage Interest will be increased by 1.34% (11.34% 10%) and SHP’s Percentage Interest will be reduced by 1.34%.

2